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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-70797

Prospectus Supplement
(To Prospectus dated February 21, 2002)

2,500,000 MEDSSM

IMC GLOBAL INC.

7.50% MANDATORY CONVERTIBLE PREFERRED SHARES (MEDS)

 We are offering 2,500,000 MEDS. We will pay annual dividends on each of our MEDS in the amount of $3.75. Dividends will be cumulative from the date of issuance and will accrue and be paid quarterly. We may pay dividends in any of the following ways (other than dividends payable in connection with a conversion at our option, which we must pay in cash):

•
in cash;

•
by causing the sale of shares of our common stock, the proceeds of which will be used to pay dividends; or

•
in any combination thereof, as we determine in our sole discretion.

 The first dividend payment date is October 1, 2003. The MEDS have a liquidation preference of $50 per MEDS, plus accrued and unpaid dividends. Each MEDS will automatically convert on July 1, 2006, referred to herein as the mandatory conversion date, into between 6.4440 and 7.8616 shares of our common stock depending on the then current market price of our common stock, subject to adjustments described in this prospectus supplement. At any time prior to the mandatory conversion date, holders of our MEDS may elect to convert such MEDS into 6.4440 shares of our common stock, subject to adjustments described in this prospectus supplement. If a holder converts MEDS prior to the mandatory conversion date, such holder would forfeit any right to receive undeclared dividends associated with such MEDS. If the closing price per share of our common stock exceeds $11.64 for at least 20 trading days within a period of 30 consecutive trading days, we may elect, subject to certain limitations described in this prospectus supplement, to cause the conversion of all, but not less than all, of the MEDS then outstanding for shares of our common stock at a conversion rate of 6.4440 shares of our common stock per MEDS.

 There is no established market for our MEDS. Our common stock is listed on the New York Stock Exchange under the symbol "IGL." The last reported sale price of our common stock on June 24, 2003 was $6.36 per share.

 We have granted the underwriters an option for 30 days to purchase up to 250,000 additional MEDS.

 Investing in the MEDS involves risks. See "Risk factors," beginning on page S-11 of this prospectus supplement, for a discussion of certain risks that should be considered in connection with an investment in the MEDS.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement and the accompanying prospectus are accurate or complete. Any representation to the contrary is a criminal offense.

	Per MEDS	Total

Public offering price	$50.00	$125,000,000
Underwriting discount	$1.50	$3,750,000
Proceeds to IMC Global, before expenses	$48.50	$121,250,000

 The underwriters expect to deliver the MEDS to purchasers on or about June 30, 2003.

 Sole Book-Running Manager

JPMorgan	Goldman, Sachs & Co.

June 24, 2003

Table of contents

Prospectus Supplement

Prospectus

About this prospectus	2
Where you can find more information	3
IMC Global Inc.	5
Use of proceeds	5
Ratios of earnings to fixed charges	5
Description of debt securities	6
Description of debt warrants	21
Description of series preferred and common stock	23
Description of stock warrants	29
Description of currency warrants	31
Plan of distribution	33
Legal matters	35
Experts	35

MEDSSM is a service mark of JPMorgan.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Summary

 This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section titled "Risk factors" of this prospectus supplement, our financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and the documents incorporated by reference herein, before making an investment decision. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters' option to purchase additional MEDS. Unless the context indicates otherwise, references in this prospectus supplement to the "issuer," the "Company," "we," "us," "IMC Global" and "our" are to IMC Global Inc. and its consolidated subsidiaries.

The company

IMC Global is one of the world's leading producers and distributors of crop nutrients to the domestic and international agricultural communities, and one of the foremost manufacturers and distributors of animal feed ingredients worldwide. We believe that we are one of the world's lowest cost and most efficient producers of concentrated phosphates, potash and animal feed ingredients. We intend to maintain and enhance our leading positions through continuous process improvements, an ongoing focus on customer service and a leveraging of our efficient distribution and transportation networks, as well as through growth of our core businesses globally.

Our current operational structure consists of two continuing operating business units which correspond to our major product lines and reportable business segments: IMC PhosFeed (PhosFeed) and IMC Potash (Potash). Our continuing operations are located in North America.

PhosFeed

PhosFeed is a leading United States miner of phosphate rock, one of the primary raw materials used in the production of concentrated phosphates, as well as a leading United States producer of concentrated phosphates. PhosFeed is one of the world's three largest producers and marketers of phosphate and potash based animal feed ingredients. PhosFeed's mines and related operations are located in central Florida, while the facilities that produce concentrated phosphates and animal feed ingredients are located in central Florida and Louisiana. Such mines, concentrates plants and related facilities are owned or leased principally by IMC Phosphates Company, a general partnership of which we are the majority owner. IMC Phosphates MP Inc. (MP Co.) manages the operations of IMC Phosphates Company. MP Co. is a wholly owned subsidiary of us and Phosphates Resource Partners Limited Partnership (PLP), a publicly traded limited partnership in which we hold partnership units representing an approximate 51.6% interest and of which we are the general partner. PLP is the minority (43.5%) owner of IMC Phosphates Company. Our total interest (through wholly owned subsidiaries and through our interest in PLP) in IMC Phosphates Company is approximately 78.9%. Sales, marketing, customer service, distribution, administrative and other functions are in some cases furnished to IMC Phosphates Company and MP Co. by IMC Global Inc. and its

subsidiaries that include IMC USA Holdings Inc., IMC USA Inc. LLC and IMC Global Operations Inc.

Although PhosFeed sells phosphate rock to other crop nutrient and animal feed ingredient manufacturers, it primarily uses phosphate rock internally. Domestically, PhosFeed sells its concentrated phosphates to crop nutrient manufacturers, distributors and retailers. Virtually all of PhosFeed's export sales are marketed through the Phosphates Chemicals Export Association, a Webb-Pomerene Act organization. PhosFeed also uses concentrated phosphates and potash internally for the production of animal feed ingredients, which are supplied to poultry and livestock markets in North America, Latin America and Asia. PhosFeed operates in a highly competitive global market.

Potash

Potash mines, processes and distributes potash in the United States and Canada. Potash has four mines in Canada within the province of Saskatchewan and two in the United States located in New Mexico and Michigan. Each mine location has related facilities which refine the mined potash. Such mines and related facilities are owned or leased and operated principally through our subsidiaries corresponding to the location of each mine: IMC Canada Ltd. for the mine at Belle Plaine, Saskatchewan; IMC Esterhazy Canada Limited Partnership for the two mines at Esterhazy, Saskatchewan; IMC Potash Colonsay ULC for the mine at Colonsay, Saskatchewan; IMC Potash Carlsbad Inc. for the mine at Carlsbad, New Mexico; and IMC USA Inc. LLC for the mine at Hersey, Michigan. Sales, marketing, customer service, distribution, administrative and other services are in some cases performed for Potash by IMC Global Inc. and its subsidiaries that include IMC USA Holdings Inc., IMC USA Inc. LLC and IMC Global Operations Inc.

Potash's products are marketed worldwide to crop nutrient manufacturers, distributors and retailers and also are used in the manufacture of crop nutrients and animal feed ingredients as well as sold to customers for industrial use. Its North American sales are made through our sales force. The agricultural sales are primarily to independent accounts, cooperatives and leading regional fertilizer buyers while non-agricultural sales are primarily to large industrial accounts and the animal feed industry. Additionally, potash is sold as an ingredient in icemelter and as a water softener regenerant. Potash's exports from Canada, except to the United States, are made through Canpotex Limited, an export association of Saskatchewan potash producers. Potash is a commodity available from many sources and, consequently, the market is highly competitive.

Discontinued Operations

We formerly operated two additional business units, IMC Salt and IMC Chemicals. As a result of the sale of IMC Salt, a solar evaporation facility located in Ogden, Utah, and Penrice Soda Products Pty. Ltd., an Australian unit of IMC Chemicals, in November 2001, the sale of the Chemicals sodium bicarbonate assets in January 2003 and the planned divestiture of the remaining portions of IMC Chemicals, the financial information for these businesses is reflected as discontinued operations.

Our executive offices are located at 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045, telephone: (847) 739-1200.

Recent developments

Plant Shutdowns

 On May 27, 2003, we announced that IMC Phosphates Company would indefinitely shut down all phosphate fertilizer production at our Louisiana facilities by the beginning of June 2003 to better balance supply with demand. Affected facilities include the Uncle Sam phosphoric acid plant with an annual capacity of about 950,000 short tons, the Faustina diammonium phosphate (DAP) and monoammonium phosphate (MAP) granulation plant then currently running at partial capacity at an annualized rate of about 1.9 million short tons, and the Faustina ammonia plant with an annual capacity of 560,000 short tons. A remaining Louisiana granulation plant, Taft, has been idled since the summer of 1999. IMC Phosphates Company's Florida facilities are unaffected.

Revised Earnings Guidance

 On June 2, 2003, we announced that our 2003 second quarter results from continuing operations were expected to be approximately breakeven before foreign currency translation primarily as a result of a disappointing U.S. spring season for phosphate and potash volumes and, to a lesser extent, the impact of idling remaining Louisiana phosphate production. Sluggish demand for phosphate and potash purchases in April and May, coupled with high ammonia and natural gas costs, have continued to impact phosphate profitability.

 The guidance also included the impact of the final month of shutdown in April of the Fort Green rock mine for inventory control.

 The revised guidance did not include an estimate of the non-cash impact of foreign currency translation which is expected to be significantly unfavorable to us as a result of the strengthening of the Canadian dollar. For every $0.01 change in the value of the U.S. dollar versus the Canadian dollar, we currently project a non-cash foreign exchange translation loss or gain of approximately $0.01 per share.

 Based primarily upon expectations for a recovery in phosphate volumes at modestly lower prices and some raw material cost easement, our announcement indicated that we anticipated a stronger second half performance of approximately $0.15 per share, primarily in the fourth quarter, and that full-year earnings per share from continuing operations, before the impact of foreign currency translation, were anticipated to be approximately breakeven. This outlook was subject to a number of factors, including phosphate pricing trends and export demand, the strength of the domestic fall fertilizer season, and raw material cost abatement.

 The revised second quarter guidance assumed an anticipated pre-tax and pre-minority interest gain of approximately $12.3 million (an earnings per share, which is expressed on an after-tax basis, of $0.06) from consummation of a previously announced sale of IMC Phosphates Company's Port Sutton marine terminal, a transaction that is currently the subject of a nonbinding term sheet with the expected buyer. On June 23, 2003, we announced that the transaction is now expected not to be consummated in the second quarter.

Tender Offers

On June 23, 2003, we commenced offers to purchase a portion of our 6.55% notes due 2005 and our 7.625% notes due 2005. We currently intend to fund the purchase of the notes through the issuance and sale of senior notes in an offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the Securities Act), and, if necessary, with other available funds, possibly including a portion of the net proceeds from the offering of the MEDS. This offering is not contingent upon the successful completion of the tender offers or the offering of the senior notes.

Recent Transactions

 On June 23, 2003, we also announced that we are receiving consideration of approximately $60.5 million in two transactions involving privately held Compass Minerals Group, Inc., of which $57.0 million was received in cash at closing and was used to repay outstanding indebtedness under the revolving portion of our credit facilities. The remainder of the purchase price, plus cash consideration for sulphate of potash (SOP) inventory, is scheduled to be paid in the fourth quarter. The transactions are expected to result in a pre-tax gain of approximately $50.0 million.

 In the first transaction, Salt Holdings Corporation purchased a majority of our minority economic interest in Compass Minerals Group. In the second transaction, we sold our SOP business line to Great Salt Lakes Minerals Corp., a subsidiary of Compass Minerals Group.

 Under terms of the Compass transaction, we exchanged for cash approximately 15 percentage points of our 19.9 percentage points minority economic interest in the common stock of Compass Minerals Group and sold our shares of Compass Minerals preferred stock and related notes. In November 2001, we sold our Salt and Great Salt Lake (GSL), businesses to Compass Minerals, an entity formed by affiliates of Apollo Management, L.P. of New York, while retaining an economic interest of 19.9 percent in Compass Minerals. Through its GSL operations in Utah, one of Compass Minerals' principal products is a specialty potash known as sulphate of potash, or SOP. As a part of this original transaction, we also sold to Compass most of our domestic SOP marketing business and agreed to supply Compass with SOP produced at our Carlsbad, New Mexico operations.

 In the SOP transaction, we sold the balance of our SOP marketing business, as well as our Carlsbad SOP product line, to Compass Minerals. The primary operations at our Carlsbad plant that produce a unique specialty potash product known as K-Mag® or Sul-Po-Mag® as well as muriate of potash, or MOP, are not affected by the transaction.

The offering

Issuer	IMC Global Inc.
Securities Offered	2,500,000 MEDS (or 2,750,000 if the underwriters' option to purchase additional MEDS is exercised in full).
Liquidation Preference	$50 per MEDS, plus accrued and unpaid dividends.
Dividend Payment Dates
The first calendar day (or the following business day if the first is not a business day) of each January, April, July and October, beginning on October 1, 2003. Dividends will be cumulative from the date of issuance, and to the extent assets are legally available to pay dividends and our board of directors or an authorized committee of our board of directors declares a dividend payment, we will pay dividends (other than dividends payable in connection with a conversion at our option, which we must pay in cash) in cash, shares of our common stock or in any combination thereof, as we determine in our sole discretion. Shares of our common stock used to pay dividends on our MEDS will be delivered to the transfer agent to be sold on the holders' behalf, resulting in net cash to be distributed to the holders in an amount equal to the cash dividends otherwise payable. See "Risk factors—Risks Relating to the MEDS—Certain covenants may limit our ability to pay cash dividends on the MEDS and on our common stock" and "—We cannot assure you that we will be able to file, cause to be declared effective or keep effective, as the case may be, the registration statement required to permit us to pay dividends on our MEDS in shares of our common stock."
Dividend Rate	$3.75 for each MEDS per year.
Mandatory Conversion Date	July 1, 2006, which we refer to as the mandatory conversion date.
Mandatory Conversion Rate
The mandatory conversion rate for each of our MEDS will be not more than 7.8616 shares of our common stock and not less than 6.4440 shares of our common stock, depending on the average market price for shares of our common stock as of the mandatory conversion date, as described below.

The average market price is the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date. The average market price will be calculated as described under "Description of the MEDS—Conversion—Mandatory Conversion."

The following table illustrates the mandatory conversion rate per MEDS and the value of our common stock issuable upon the mandatory conversion date, at the average market price shown, subject to certain adjustments.

	Average market price on mandatory conversion date	Mandatory conversion rate
	less than or equal to $6.36	7.8616
	greater than $6.36 and less than $7.76	less than 7.8616 and greater than 6.4440
	equal to or greater than $7.76	6.4440
	The mandatory conversion rate is subject to adjustments as described under "Description of the MEDS—Anti-dilution Adjustments."
Optional Conversion
	At any time prior to the mandatory conversion of the MEDS, you may elect to convert each of your MEDS into shares of our common stock. This optional conversion rate is subject to adjustments as described under "Description of the MEDS—Anti-dilution Adjustments."
Provisional Conversion at the Option of the Issuer
	If the closing price per share of our common stock exceeds $11.64 for at least 20 trading days within a period of 30 consecutive trading days, we may elect to cause the conversion of all, but not less than all, of the MEDS then outstanding for shares of our common stock at a conversion rate of 6.4440 shares of our common stock for each MEDS, subject to certain adjustments as described under "Description of the MEDS—Anti-dilution Adjustments," only if, in addition to issuing you such shares of our common stock, we pay you in cash the present value of all the remaining dividend payments to and including July 1, 2006 on the MEDS, computed using a discount rate equal to the Treasury Yield, plus any accrued and unpaid dividends on the MEDS, whether or not declared, in each case, out of legally available assets. See "Description of the MEDS—Conversion—Provisional Conversion at the Option of the Issuer."
Early Conversion Upon Cash Merger
	Prior to the mandatory conversion date, if we are involved in a merger, acquisition or consolidation in which at least 30% of the consideration for shares of our common stock consists of cash or cash equivalents, which we refer to as a "cash merger," then on or after the date of the cash merger, you will have the right to convert your MEDS into shares of our common stock at the conversion rate in effect (determined in accordance with the mandatory conversion rate) immediately before the cash merger. See "Description of the MEDS—Early Conversion upon Cash Merger."
Anti-dilution Adjustments
	The formula for determining the conversion rate and the number of shares of our common stock issuable upon a conversion may be adjusted if certain events occur. See "Description of the MEDS—Anti-dilution Adjustments."

Ranking	The MEDS will be senior in right of payment to our common stock, our Series D Junior Participating Preferred Stock and any future class of securities which ranks junior to our MEDS.
Voting Rights	The holders of our MEDS will not be entitled to any voting rights, except as required by applicable state law and as described under "Description of the MEDS—Voting Rights."
Redemption	The MEDS are not redeemable.
Use of Proceeds
We intend to use the net proceeds from this offering for general corporate purposes, which may include (i) funding working capital, (ii) paying any indebtedness under the revolving portion of our credit facilities dated May 17, 2001, which we refer to as our revolving credit facility, outstanding at the closing of this offering, (iii) paying a portion of the purchase price for our 6.55% notes due 2005 or our 7.625% notes due 2005 for which we have commenced tender offers and (iv) paying down the term loan portion of our credit facilities.
Risk Factors	You should read "Risk factors" to ensure that you understand the risks associated with an investment in the MEDS.

Summary consolidated financial information

 The following table sets forth summary consolidated financial information for each of the periods indicated. This information should be read in conjunction with our consolidated financial statements and the notes thereto and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary consolidated financial information as of and for each of the five years ended December 31, 2002 is derived from our audited consolidated financial statements. The interim results set forth below as of and for the three months ended March 31, 2002 and 2003 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal accruals, which we consider necessary for a fair presentation of the financial position and results of operations for these periods. Financial information as of March 31, 2002 and 2003 and for the three month periods then ended is not necessarily indicative of our financial condition or results of operations to be expected for any future period.

						Three months ended March 31,
	Year ended December 31,
(dollars in millions, except per share information)
	1998(a)	1999(b)	2000(c)	2001(d)	2002	2002	2003(e)

Statements of Operations Information(f):
Net sales	$2,403.6	$2,282.9	$2,095.9	$1,958.7	$2,057.4	$497.9	$552.1
Cost of goods sold	1,768.6	1,843.5	1,767.2	1,769.8	1,794.4	429.2	516.0

Gross margin	635.0	439.4	328.7	188.9	263.0	68.7	36.1
Selling, general and administrative expenses	123.0	127.8	102.7	81.8	80.7	19.4	18.3
Goodwill write-down	—	432.0	—	—	—	—	—
Restructuring activity	162.3	163.3	(1.2)	11.0	—	—	3.4

Operating earnings (loss)	349.7	(283.7)	227.2	96.1	182.3	49.3	14.4
Interest expense	104.7	111.4	112.6	152.3	174.2	44.3	45.9
Foreign currency transaction (gain) loss	2.4	4.4	(7.2)	(4.3)	(0.7)	(1.0)	21.9
Other (income) expense, net	(16.4)	(9.5)	3.1	41.2	9.0	3.1	4.8

Earnings (loss) from continuing operations before minority interest	259.0	(390.0)	118.7	(93.1)	(0.2)	2.9	(58.2)
Minority interest	24.4	(0.1)	(12.4)	(40.7)	(16.2)	(4.2)	(11.6)

Earnings (loss) from continuing operations before income taxes	234.6	(389.9)	131.1	(52.4)	16.0	7.1	(46.6)
Provision (benefit) for income taxes	101.8	141.7	46.8	(10.4)	29.8	2.3	(14.9)

Earnings (loss) from continuing operations	132.8	(531.6)	84.3	(42.0)	(13.8)	4.8	(31.7)
Loss from discontinued operations	(141.8)	(234.2)	(429.3)	—	(96.4)	—	—
Cumulative effect of a change in accounting principle(g)	—	(7.5)	—	(24.5)	—	—	(4.9)

Net earnings (loss)	$(9.0)	$(773.3)	$(345.0)	$(66.5)	$(110.2)	$4.8	$(36.6)

Basic and diluted earnings (loss) per share:
Basic	$(0.08)	$(6.75)	$(3.00)	$(0.57)	$(0.97)	$0.04	$(0.32)
Diluted	$(0.08)	$(6.75)	$(3.00)	$(0.57)	$(0.97)	$0.04	$(0.32)

	As of December 31,					As of March 31,
(dollars in millions)	1998	1999	2000	2001	2002	2002	2003

Balance Sheet Information:
Cash and cash equivalents	$110.6	$80.8	$84.5	$248.7	$17.7	$200.0	$11.1
Total assets	6,456.9	5,195.9	4,261.6	4,248.9	3,637.1	3,846.5	3,563.9
Total debt (including current maturities)	3,047.0	2,548.6	2,360.6	2,291.5	2,271.5	2,222.0	2,178.2
Total liabilities	4,596.5	4,115.8	3,586.2	3,698.9	3,245.4	3,292.8	3,161.2
Total stockholders' equity	1,860.4	1,080.1	675.4	540.7	391.7	553.7	402.7

 (a) Operating results from continuing operations include special charges of $195.3 million, $122.9 million after tax and minority interest, or $1.07 per share, primarily related to Project Profit and the sale of our Vigoro business unit (each as described in our Annual Report on Form 10-K for the year ended December 31, 2002).

 (b) Operating results from continuing operations include special charges of $651.7 million, $677.7 million after tax and minority interest, or $5.91 per share, related to the Rightsizing Program, additional asset write-offs and environmental accruals, a goodwill write-down as well as a change in tax law (as described in our Annual Report on Form 10-K for the year ended December 31, 2002).

 (c) Operating results from continuing operations include a restructuring gain of $1.2 million, $0.6 million after tax and minority interest.

 (d) Operating results from continuing operations include special items of $17.4 million, $15.6 million after tax and minority interest, or $0.13 per share, primarily related to increased accruals for environmental liabilities and prior year income taxes, the Reorganization Plan and a non-cash gain resulting from marking to market a common equity forward purchase contract (as described in our Annual Report on Form 10-K for the year ended December 31, 2002).

 (e) Operating results from continuing operations include charges of $3.4 million, $2.0 million after-tax and minority interest, or $0.02 per share, as a result of an organizational restructuring program (as described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003).

 (f) In accordance with Statement of Financial Accounting Standards No. 145, which is effective for us as of January 1, 2003, the pre-tax effect of any gain or loss on the extinguishment of debt that was previously classified as an extraordinary item in our consolidated statement of operations for years ended prior to January 1, 2003 will be reclassified to other (income) expense, net with the related income tax effect reclassified to the provision (benefit) for income taxes. This reclassification was not required to be reflected in such consolidated statement of operations incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2002, but will be reflected in such consolidated statement of operations incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2003 when filed. We have reflected the reclassification in the above table, as follows:

	Year ended December 31,					Three months ended March 31,
	1998	1999	2000	2001	2002	2002	2003

Other (income) expense, net
Before adjustment	$(11.5)	$(8.6)	$3.1	$19.5	$8.1	$3.1	$4.8
As adjusted	(16.4)	(9.5)	3.1	41.2	9.0	3.1	4.8
Provision (benefit) for income taxes
Before adjustment	99.9	141.3	46.8	(2.8)	30.1	2.3	(14.9)
As adjusted	101.8	141.7	46.8	(10.4)	29.8	2.3	(14.9)
Extraordinary item
Before adjustment	3.0	0.5	—	(14.1)	(0.6)	—	—
As adjusted	—	—	—	—	—	—	—

 (g) On January 1, 2003 we adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which required legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. On June 30, 2001 we adopted Emerging Issues Task Force No. 00-19, Derivative Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, which required us to account for our common equity forward purchase contract as an asset or a liability, with changes in the value reflected in the consolidated statement of operations. On January 1, 1999 we adopted Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, which mandated that costs related to start-up activities be expensed as incurred. At the time of adoption of each of these pronouncements, we recognized a cumulative effect of a change in accounting principle.

Risk factors

 You should carefully consider the risks described below and the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. We believe these are all the material risks related to the MEDS and our business, but additional risks we are not presently aware of or that we currently believe are immaterial may also affect your investment or our operations.

Risks Relating to the MEDS

Purchasers of our MEDS will bear the risk of a decline in the market price of shares of our common stock below the initial price.

The number of shares of our common stock issuable upon conversion of the MEDS is fixed within a range. The maximum number of shares that may be issued, subject to certain anti-dilution adjustments, is 7.8616 shares of our common stock per MEDS. If the market price of our common stock on the mandatory conversion date is less than $6.36 per share, holders of our MEDS will receive shares of common stock with an aggregate market value that is less than the amount paid for the MEDS. Any such decline in the market price of shares of our common stock and related decline in value of the MEDS may be substantial.

Purchasers of our MEDS may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

The market value of our common stock that you will receive upon mandatory conversion of our MEDS on the mandatory conversion date will exceed the stated amount of $50 per MEDS only if the average market price as of the mandatory conversion date of our common stock equals or exceeds the threshold appreciation price of $7.76. The threshold appreciation price represents an appreciation of approximately 22% over the initial price. This means that the opportunity for equity appreciation provided by an investment in our MEDS is less than that provided by a direct investment in shares of our common stock. If the average market price of our common stock as of the mandatory conversion date exceeds the initial price but is less than the threshold appreciation price, a holder of our MEDS will realize no equity appreciation on our common stock. Furthermore, if the average market price of our common stock as of the mandatory conversion date exceeds the threshold appreciation price, the value of the common stock received upon conversion will be approximately 82% of the value of the common stock that could be purchased with $50 at the time of this offering.

No market for our MEDS currently exists. An active trading market for our MEDS may not develop.

The MEDS are a new issue of securities for which no market currently exists. If our MEDS are traded after their initial issuance, they may trade at a discount from the public offering price depending on prevailing interest rates, the market for similar securities, the trading price of our common stock and other factors. A holder of MEDS may not be able to sell them in the future and any sale of MEDS may be at a price equal to or less than the public offering price of the MEDS. An active market may not develop or be maintained for the MEDS. We have been informed by the underwriters that they currently intend to make a market in the MEDS, subject to applicable law and regulations. However, the underwriters are not obligated to do so and may discontinue any market making at any time without notice.

Certain covenants may limit our ability to pay cash dividends on the MEDS and our common stock.

The terms of our credit facilities, and of the indentures governing our outstanding 10.875% notes due 2008 and our outstanding 11.250% notes due 2011, restrict our ability to pay cash dividends on the MEDS and on our common stock. As of March 31, 2003, and after giving effect to the payment of a dividend of $0.02 per share of our common stock declared in June 2003, we had approximately $27.1 million available for cash dividends on the MEDS and our common stock under the indentures, which contain more restrictive limitations on the payment of cash dividends on the MEDS than the credit facilities. Furthermore, subject to certain limitations, the agreements governing our indebtedness permit us to incur additional indebtedness that may further restrict or prohibit the payment of cash dividends on the MEDS or our common stock.

We cannot assure you that we will be able to file, cause to be declared effective or keep effective, as the case may be, the registration statement required to permit us to pay dividends on our MEDS in shares of our common stock.

We are permitted to pay dividends on our MEDS (other than dividends payable in connection with a conversion at our option, which we must pay in cash) by delivering shares of our common stock to the transfer agent to be sold on behalf of the holders of our MEDS. We may pay dividends in this manner, however, only if there is an effective registration statement permitting the transfer agent to sell our common stock in the public market. We cannot assure you that we will be able to file, cause to be declared effective or keep effective, as the case may be, such registration statement.

The trading price of our common stock will directly affect the trading price for our MEDS.

To the extent there is a secondary market for our MEDS, the trading price of our common stock will directly affect the trading price of our MEDS. It is impossible to predict whether the price of our common stock will rise or fall. Our credit quality, operating results, economic and financial prospects and other factors will affect the trading price of our common stock. Market conditions can also affect the capital markets generally, and the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering or the perception that those sales are likely to occur.

You may suffer dilution of the shares of our common stock issuable upon conversion of our MEDS.

The number of shares of our common stock issuable upon conversion of our MEDS is subject to adjustment only for share splits and combinations, share dividends and specified other transactions. The number of shares of our common stock issuable upon conversion is not subject to adjustment for other events, such as employee stock option grants, offerings of our common stock for cash, or in connection with acquisitions, or other transactions which may reduce the price of our common stock. The terms of our MEDS do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of our MEDS in engaging in any such offering or transaction.

Purchasers of our MEDS may suffer dilution of our MEDS upon the issuance of a new series of preferred stock ranking equally with the MEDS sold in this offering.

The terms of our MEDS will not restrict our ability to offer a new series of preferred stock that ranks equally with our MEDS in the future or to engage in other transactions that could dilute our MEDS. We have no obligation to consider the interests of the holders of our MEDS in engaging in any such offering or transaction.

If you purchase our MEDS, you will have no rights as a common stockholder until the MEDS are converted into shares of our common stock.

Until you acquire shares of our common stock upon conversion, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the applicable conversion date.

Our MEDS will rank junior to all of our and our subsidiaries' liabilities in the event of a bankruptcy, liquidation or winding up of our assets.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our MEDS only after all of our liabilities have been paid. In addition, our MEDS will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of our subsidiaries held by third parties. The rights of holders of our MEDS to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary's creditors and preferred and minority equity holders. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries' liabilities, to pay amounts due on any or all of our MEDS then outstanding. As of March 31, 2003, we had indebtedness on our consolidated balance sheet of approximately $2,178.2 million.

It is uncertain whether, and to what extent, distributions on our MEDS will constitute "dividends" for U.S. federal income tax purposes.

Our current and accumulated earnings and profits, as computed for U.S. federal income tax purposes, are likely to be less than the amount of the dividend distributions on our MEDS. To the extent this is so, these distributions will not constitute "dividends" for U.S. federal income tax purposes and, accordingly, will not qualify for the dividends received deduction available to corporate recipients of dividends or for the recently enacted reduction in tax rates on "qualified dividend income" received by individuals. See "Certain U.S. Federal Income Tax Considerations—U.S. Holders—Distributions."

Risks Relating to Our Business

Our substantial indebtedness could adversely affect our financial health.

Our substantial indebtedness could have important consequences to you. For example, it could:

•  make it more difficult for us to satisfy our obligations with respect to the MEDS;

•  increase our vulnerability to general adverse economic and industry conditions;

•  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•  limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

•  place us at a competitive disadvantage compared to our competitors that have less debt; and

•  limit our ability to borrow additional funds.

 In addition, we may incur substantial additional indebtedness in the future. The terms of our credit facilities and other agreements governing our indebtedness allow us to incur additional debt subject to certain limitations. See "—The agreements governing our indebtedness place substantial limitations on our ability to incur additional indebtedness." If new debt is added to current debt levels, the related risks described above could intensify. If such debt financing is not available when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

We require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and expansion efforts and any strategic acquisitions we may make in the future, if any, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

 We cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in net sales and cash flow will be realized or that future borrowings or anticipated proceeds from planned divestitures, which are dependant on purchaser financing, will be available to us when needed or in an amount sufficient to enable us to repay indebtedness or to fund other liquidity needs. In particular, we are actively pursuing a sales program for the remaining portion of our Chemicals business. In order to achieve a more timely monetization of these assets, we may pursue options that could result in a sales price less than the carrying value on our financial statements. In such event, we will be required to record a non-cash charge for an additional loss on disposal of discontinued operations. In an effort to maximize value, we may choose to retain an equity interest. Additionally, we may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

The agreements governing our indebtedness place substantial limitations on our ability to incur additional indebtedness.

Our credit facilities and the indentures governing our outstanding 10.875% notes due 2008 and our outstanding 11.250% notes due 2011 contain financial covenants which restrict our ability to incur additional indebtedness.

 In particular, under the terms of the indentures governing our outstanding 10.875% notes due 2008 and our outstanding 11.250% notes due 2011, subject to certain exceptions, we may not incur any additional indebtedness if, after giving effect to the incurrence of the additional indebtedness, our consolidated fixed charge coverage ratio would be less than 2.00 to 1.00. Our consolidated fixed charge coverage ratio is the ratio of our consolidated EBITDA (as defined in the indentures, and referred to herein as "consolidated adjusted indenture EBITDA") for the then most recent four fiscal quarters to our consolidated fixed charges (as defined in the indentures) for such four fiscal quarters. We refer to indebtedness that we are permitted to incur in accordance with the consolidated fixed charges coverage ratio test as "ratio debt." As of March 31, 2003, we were not able to meet the consolidated fixed charge coverage ratio test and we are currently unable to incur any ratio debt. We do not know when, if ever, we will be able to meet the consolidated fixed charges coverage ratio test and incur ratio debt. Consolidated adjusted indenture EBITDA as we use it for purposes of the indentures governing our outstanding 10.875% notes due 2008 and our outstanding 11.250% notes due 2011 is an adjusted EBITDA calculation that differs from net earnings determined in accordance with generally accepted accounting principles (referred to herein as "GAAP"). The items that are currently excluded from reported net earnings in determining consolidated adjusted indenture EBITDA for purposes of the indentures include: gains or losses on dispositions of assets other than in the ordinary course of business, extraordinary gains or losses, restoration to income of any contingency reserve except to the extent that provision for the reserve was made out of consolidated net earnings accrued after May 17, 2001, income or loss attributable to discontinued operations other than the discontinued IMC Salt, Ogden and Chemicals business units, gains or losses from the cumulative effect of any change in accounting principles, and non-cash asset write-downs. In addition, income taxes, interest expense, consolidated non-cash charges less certain non-cash items that increase consolidated net income, and fees and expenses related to any offering by us of our capital stock are added back to net earnings in determining consolidated adjusted indenture EBITDA. These adjustments are subject to detailed definitions in the indentures that govern how they are calculated. The calculation of consolidated adjusted indenture EBITDA may also require other adjustments during some periods. We discuss consolidated adjusted indenture EBITDA because it is an important component used in various contexts in the indentures, including determining our compliance with the covenants under the indentures. Consolidated adjusted indenture EBITDA is not necessarily comparable to the term EBITDA as referred to by other companies or to similarly titled measures used by us in other agreements (including our credit facilities) or in our public disclosures because such measures may be calculated using different adjustments to net earnings than those required by the indentures.

The agreements governing our indebtedness contain various covenants that limit our management's discretion in the operation of our business and also require us to meet financial maintenance tests and other covenants, and our failure to comply with such tests and covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain various covenants, including those that restrict our ability to:

•  borrow money;

•  pay dividends on, redeem or repurchase our capital stock;

•  make investments;

•  make capital expenditures;

•  use assets as security in other transactions;

•  sell certain assets or merge with or into other companies;

•  enter into sale and leaseback transactions; and

•  enter into unrelated businesses.

 During periods in which product prices or volumes, raw material prices or availability, or other conditions reflect the adverse impact of cyclical market trends or other factors (including trends and factors disclosed in the risk factors contained or incorporated herein), there can be no assurance that we will be able to comply with applicable financial covenants.

 Our credit facilities require us to meet certain financial tests, including an interest expense coverage ratio test, a total leverage ratio test, a secured leverage ratio test and a collateral coverage ratio test.

 Consolidated EBITDA as defined in the credit agreement governing our credit facilities and referred to herein as "consolidated credit agreement adjusted EBITDA" is an adjusted EBITDA calculation that differs from net earnings as determined in accordance with GAAP principally because the following amounts are added back to net earnings in determining consolidated credit agreement adjusted EBITDA for purposes of the credit facilities: interest, taxes, depreciation, depletion, amortization, minority interests, the cumulative non-cash effect of changes in accounting principles, other non-cash adjustments to operating earnings that do not represent an accrual of or reserve for cash expenditures in future periods, and non-recurring or other charges not included in consolidated operating earnings that are not cash and do not represent an accrual or reserve for cash expenditures in future periods. The calculation of consolidated credit agreement adjusted EBITDA may also require other adjustments during some periods. We discuss consolidated credit agreement adjusted EBITDA because it is an important component used in various contexts under the credit facilities, including determining our compliance with the covenants under the credit facilities. Consolidated credit agreement adjusted EBITDA is not necessarily comparable to the term EBITDA as referred to by other companies or to similarly titled measures used by us in other agreements (including the indentures governing our outstanding 10.875% notes due 2008 and our outstanding 11.250% notes due 2011) or in our public disclosures because such measures may be calculated using different adjustments to net earnings than those required by our credit facilities.

 The interest expense coverage ratio is the ratio of consolidated credit agreement adjusted EBITDA to consolidated interest expense (as defined in the credit agreement governing the credit facilities), and such ratio is required to equal or exceed the following ratios for the four consecutive fiscal quarters ended on any date during any period set forth below: (i) 1.50 to 1.00 for the period of April 1, 2003 to and including September 30, 2003, (ii) 1.60 to 1.00 for the period of October 1, 2003 to and including December 31, 2003, (iii) 1.85 to 1.00 for the period of January 1, 2004 to and including March 31, 2004, (iv) 2.00 to 1.00 for the period of April 1, 2004 to and including September 30, 2004 and (v) 2.50 to 1.00 after October 1, 2004. For the four fiscal quarters ended March 31, 2003, our interest expense coverage ratio was 1.75 to 1.00.

 The total leverage ratio is the ratio of total indebtedness to consolidated credit agreement adjusted EBITDA (each as defined in the credit agreement governing the credit facilities) for the preceding four fiscal quarters, and such ratio is required be equal to or less than the ratios set forth below as of the last day of any fiscal quarter ending during any period set forth below: (i) 7.75 to 1.00 for the period of April 1, 2003 to and including September 30, 2003, (ii) 7.25 to 1.00 for the period of October 1, 2003 to and including December 31, 2003, (iii) 6.25 to 1.00 for the period of January 1, 2004 to and including March 31, 2004, (iv) 5.50 to 1.00 for the period of April 1, 2004 to and including September 30, 2004 and (v) 4.00 to 1.00 after October 1, 2004. For the four fiscal quarters ended March 31, 2003, our total leverage ratio was 6.74 to 1.00.

 The secured leverage ratio is the ratio of the total principal amount of the loans under the credit facilities to consolidated credit agreement adjusted EBITDA (each as defined in the credit agreement governing the credit facilities) for the preceding four fiscal quarters, and as of the period ended March 31, 2003 and the last day of any fiscal quarter thereafter, such ratio was required to be less than 2.0 to 1.0. For the four fiscal quarters ended March 31, 2003, our secured leverage ratio was 0.91 to 1.00.

 The collateral coverage ratio is the ratio of the total value of the collateral securing the credit facilities to the sum of total principal amount of the loans under the credit facilities plus the amount of any outstanding letters of credit, and as of March 31, 2003 and any date thereafter, such ratio was required to be equal to or greater than 1.0 to 1.0. At March 31, 2003, our collateral coverage ratio was 1.79 to 1.00.

 In addition, our credit facilities, which otherwise mature in May 2006, in the case or our revolving facility, and November 2006, in the case of our term loan, will mature on October 15, 2004, if by that date we have not successfully refinanced and repaid all our outstanding notes due in 2005 with the proceeds from an offering of debt securities that do not mature or require any amortization or other payment prior to May 31, 2007. We cannot assure you that we will be able to successfully refinance those notes in a timely manner and avoid an early maturity of our credit facilities.

 Any failure to comply with the restrictions of the credit facilities or any agreement governing our indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. In addition, lenders may be able to terminate any commitments they had made to supply us with further funds (including periodic rollovers of existing borrowings).

Our operating results are highly dependent upon and fluctuate with conditions in agriculture and international markets. The fluctuation of our operating results may impair our ability to make dividend payments in cash on the MEDS.

Our operating results are highly dependent upon conditions in the agricultural industry. The agricultural products business can be affected by a number of factors, the most important of which, for U.S. markets, are weather patterns and field conditions (particularly during periods of traditionally high crop nutrients consumption), quantities of crop nutrients imported to and exported from North America and current and projected grain inventories and prices, which are heavily influenced by U.S. exports and world-wide grain markets. U.S. governmental policies may directly or indirectly influence the number of acres planted, the level of grain inventories, the mix of crops planted or crop prices.

 International market conditions also significantly influence our operating results. The international market for crop nutrients is influenced by such factors as the relative value of the U.S. dollar and its impact upon the cost of importing crop nutrients, foreign agricultural policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets, changes in the hard currency demands of certain countries, such as the former Soviet Union, and other regulatory policies of foreign governments, as well as the laws and policies of the U.S. affecting foreign trade and investment. In addition, since crop nutrients, particularly anhydrous ammonia, are used for industrial applications, industrial markets and the general economy affect crop nutrients demand and prices.

Our crop nutrients and other products are subject to price volatility resulting from periodic imbalances of supply and demand, which may cause our results of operations to fluctuate.

Historically, prices for phosphate have reflected frequent changes in supply and demand. Changes in supply result from capacity additions or reductions and from changes in inventory levels. Demand for these products is dependent, in part, on demand for crop nutrients by the global agricultural industry. Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investment and increased production until supply exceeds demand, followed by periods of declining prices and declining capacity utilization until the cycle is repeated. To a lesser degree, there is also volatility in the price of potash. In addition, markets for our products are affected by general economic conditions.

 As a result of periodic imbalances of supply and demand, crop nutrients prices have been volatile, with significant price changes from one growing season to the next. This price volatility may cause our results of operations to fluctuate and potentially deteriorate over the longer term. Crop nutrients are global commodities and can be subject to intense price competition from both domestic and foreign sources. The price at which we sell our phosphate crop nutrients products could fall in the event of industry oversupply.

 Because of a prolonged price decline, we suspended phosphoric acid production at our Faustina, Louisiana facility in November 1999 and suspended production at our Taft, Louisiana facility in July 1999 in response to reduced market demands and the depressed agricultural economy. In January 2001, we indefinitely shut down all of our remaining operations in Louisiana, reducing our phosphoric acid capacity by approximately 36%. In July 2001, we substantially resumed our Louisiana phosphate production. In May 2003, we announced that we will indefinitely shut down our facilities in Uncle Sam and Faustina, Louisiana. The extent to which we utilize available capacity at our facilities will cause fluctuations in our results of operations. We have and will continue to incur costs for these and any other temporary or permanent shutdowns of our facilities.

 A reduction in the prices of these products and/or a reduction in our production volumes due to shut-downs negatively impacts our earnings. If industry oversupply conditions continue, the price at which we sell our products may decline, which would have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks associated with our sales to customers in foreign countries.

For the year ended December 31, 2002, we derived approximately 40.1% of our net sales from customers located outside of the United States. In particular, sales to China accounted for 13.4% of our net sales. International sales are subject to numerous risks and uncertainties, including:

•  difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations;

•  unexpected changes in regulatory environments;

•  political and economic instability;

•  nationalization of properties by foreign governments;

•  tax rates that may exceed those in the U.S. and earnings that may be subject to withholding requirements; and

•  the imposition of tariffs, exchange controls or other restrictions.

 As we continue to expand our business globally, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks that we face.

Our operating earnings are significantly affected by the supply and price levels of natural gas, ammonia and sulfur.

Natural gas, ammonia and sulfur are raw materials used in the manufacture of our phosphate crop nutrients products. Natural gas is used as both a chemical feedstock and a fuel to produce anhydrous ammonia, which is a raw material used in the production of DAP and MAP. Natural gas is also a significant raw material used in the potash solution mining process. Our profitability is impacted by the price and availability of natural gas, ammonia and sulfur we purchase from third parties. A significant increase in the price of natural gas, ammonia or sulfur that is not recovered through an increase in the price of our related crop nutrients products or an extended interruption in the supply of natural gas, ammonia or sulfur to our production facilities could have a material adverse effect on our business, financial condition or results of operations. For example, from time to time, a significant rise in the price of natural gas, a major component of production costs, has negatively affected our gross margins. Some foreign competitors may have access to lower cost or government-subsidized natural gas supplies.

The markets in which we operate are highly competitive. Our inability to compete successfully could result in the loss of customers, which could adversely affect our sales and profitability.

The markets for the crop nutrients and other products that we produce are highly competitive. Crop nutrients are a global commodity, and customers, including end-users, dealers and other crop nutrients producers and distributors, base their purchasing decisions principally on the delivered price and availability of the product. We compete with a number of U.S. producers and producers in other countries, including state-owned and government-subsidized entities. Some of our principal competitors may have greater total resources and may be less dependent on earnings from crop nutrients sales than IMC Global.

We have experienced an inflow of water into our Esterhazy mine. We are not insured against the risk of floods and water inflow at that mine.

Since December 1985, we have experienced an inflow of water into one of our two interconnected potash mines at Esterhazy, Saskatchewan. As a result, in order to control inflow, we have incurred expenditures, certain of which, due to their nature, have been capitalized, while others have been charged to expense. Procedures utilized to control the water inflow have proven successful to date, and we currently intend to continue conventional shaft mining. Despite the relative success of these measures, however, there can be no assurance that the amounts required for remedial efforts will not increase in future years or that the water inflow, risk to employees or remediation costs will not increase to a level which would cause us to change our mining process or abandon the mines.

 Due to the ongoing water inflow problem at Esterhazy, underground operations at this facility are currently not insurable for water incursion problems. Like other potash producers' shaft mines, the Colonsay mine is also subject to the risks of inflow of water as a result of its shaft mining operations.

We may be adversely affected by the environmental regulations to which we are subject. In addition, we have potential environmental liabilities that may have a material adverse effect on our business, financial condition and results of operations.

We are subject to numerous environmental, health and safety laws and regulations in the U.S., Canada and Europe, including laws and regulations relating to land reclamation and remediation of hazardous substance releases. For example, the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons (known as "potentially responsible parties") who are considered to have contributed to the release of "hazardous substances" into the environment. We will continue periodically to incur liabilities, under CERCLA and other environmental cleanup laws, with regard to our current or former facilities, adjacent or nearby third party facilities or offsite disposal locations. Under CERCLA, or its various state analogues, one party may, under certain circumstances, be required to bear more than its proportional share of cleanup costs at a site where it has liability if payments cannot be obtained from other responsible parties. Liability under these laws involves inherent uncertainties. Violations of environmental, health and safety laws are subject to injunctive relief, civil, and, in some cases, criminal sanctions.

 We have received notices from governmental agencies that we are a potentially responsible party at certain sites under CERCLA or other environmental cleanup laws. Further, we are aware of additional sites for which we may receive such notices in the future. Some of these sites may require us to expend significant amounts for cleanup costs. The remedial liability from these sites is not expected to have a material adverse effect on our business, financial condition and results of operations. As more information is obtained regarding these sites and the potentially responsible parties involved, this expectation could change.

 We believe that, pursuant to several indemnification agreements, we are entitled to at least partial, and in many instances complete, indemnification for the costs that we may expend to remedy environmental issues at certain facilities. These agreements address issues that resulted from activities occurring prior to our acquisition of facilities or businesses from parties including ARCO ("BP"); Beatrice Fund for Environmental Liabilities; Conoco; Conserv; Estech, Inc.; Kaiser Aluminum & Chemical Corporation; Kerr-McGee Inc.; PPG Industries, Inc.; The Williams Companies; and certain other private parties. We have already received and anticipate receiving amounts pursuant to the indemnification agreements for certain of our expenses incurred to date as well as future anticipated expenditures.

 Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to our operations may require substantial capital and other expenditures and may have a material adverse effect on our business, financial condition and results of operations.

Our operations are dependent on our having received the required permits and approvals from governmental authorities. A decision by a government agency to deny any of our permits or approvals may impair our business and operations.

We hold numerous governmental, environmental, mining and other permits and approvals authorizing operations at each of our facilities. A decision by a government agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility. Expansion of our existing operations also is predicated upon securing the necessary environmental or other permits or approvals.

 Over the next several years, we will be continuing our efforts to obtain permits in support of our anticipated Florida mining operations at certain of our properties. These properties contain in excess of 100 million tons of phosphate rock reserves. In Florida, local community participation has become an important factor in the permitting process for mining companies. A denial of these permits or the issuance of permits with cost-prohibitive conditions would prevent us from mining at these properties and thereby have a material adverse effect on our business, financial condition and results of operations.

Terrorist attacks, such as those that occurred on September 11, 2001, have contributed to economic instability in the United States, and further acts of terrorism, bioterrorism, violence or war could affect the markets in which we operate, our business operations, our expectations and other forward-looking statements contained or incorporated in this prospectus supplement.

Terrorist attacks or acts of war may cause damage or disruption to us and our employees, facilities, information systems, security systems, vendors and customers, which could significantly impact our net sales, costs and expenses, and financial condition. The threat of terrorist attacks in the United States since September 11, 2001 continues to create many economic and political uncertainties. The potential for future terrorist attacks, the United States and international responses to terrorist attacks, and other acts of war or hostility may cause greater uncertainty and cause our business to suffer in ways that cannot currently be predicted. Events such as those referred to above could cause or contribute to a general decline in investment valuations, which in turn could reduce the market value of your investment in the MEDS. In addition, terrorist attacks, particularly acts of bioterrorism that directly impact our physical facilities or those of our suppliers or customers could have an impact on our sales, supply chain, production capability and costs and our ability to deliver our products to our customers.

We have adopted protections for the benefit of our stockholders that could delay, inhibit or prevent an acquisition, which could adversely affect the price of our common stock.

Provisions of our restated certificate of incorporation and by-laws, our stockholder rights plan adopted in May 1999 and Delaware law could make it difficult for a third party to acquire control of us without the approval of our board of directors. These provisions could delay, inhibit or prevent a merger, acquisition, tender offer or proxy contest, which may adversely affect the price of our common stock. See the "Description of series preferred and common stock—Certain Provisions of the Restated Certificate of Incorporation and By-Laws" and "—Rights Plan" sections in the accompanying prospectus.

Disclosure regarding
forward-looking statements

 All statements, other than statements of historical fact, contained within this prospectus supplement and the accompanying prospectus and the documents incorporated by reference constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In particular, forward-looking statements may include words such as "expect," "anticipate," "believe," "may," "should," "could" or "estimate." These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in "Risk factors" and the following:

•  general business and economic conditions;

•  governmental policies affecting the agricultural industry in localities where we or our customers operate;

•  weather conditions;

•  the impact of competitive products;

•  pressure on prices realized by us for our products;

•  constraints on supplies of raw materials used in manufacturing certain of our products;

•  capacity constraints limiting the production of certain products;

•  difficulties or delays in the development, production, testing and marketing of products;

•  difficulties or delays in receiving required governmental and regulatory approvals;

•  market acceptance issues, including the failure of products to generate anticipated sales levels;

•  the effects of and change in trade, monetary, environmental and fiscal policies, laws and regulations;

•  foreign exchange rates and fluctuations in those rates;

•  the costs and effects of legal proceedings, including environmental and administrative proceedings, involving us;

•  success in implementing our various initiatives;

•  the uncertain effects upon the global and domestic economies and financial markets of the terrorist attacks in New York City and Washington, D.C. on September 11, 2001 and their aftermaths, including further acts of terrorism, bioterrorism, violence or war; and

•  other risk factors reported from time to time in our Securities and Exchange Commission ("SEC") reports.

Use of proceeds

 We estimate the net proceeds from the sale of the MEDS in this offering, after deducting estimated expenses and underwriting discounts, to be approximately $121.0 million (or $133.1 million if the underwriters' option to purchase additional MEDS is exercised in full). We intend to use the net proceeds from this offering for general corporate purposes, which may include (i) funding working capital, (ii) paying any indebtedness under our revolving credit facility outstanding at the closing of this offering, (iii) paying a portion of the purchase price for our 6.55% notes due 2005 or our 7.625% notes due 2005 for which we have commenced tender offers and (iv) paying down the term loan portion of our credit facilities. At June 23, 2003, we had no outstanding indebtedness under our revolving credit facility. Our revolving credit facility matures on May 17, 2006 (unless we are unable to refinance all of our outstanding indebtedness under our notes due 2005 by October 15, 2004, in which case it matures on October 15, 2004), and currently bears interest at the rate of LIBOR plus 325 basis points per annum. The term loan portion of our credit facilities matures on November 17, 2006 (unless we are unable to refinance all of our outstanding indebtedness under our notes due 2005 by October 15, 2004, in which case it matures on October 15, 2004), and currently bears interest at the rate of LIBOR plus 400 basis points per annum.

Ratios of earnings to fixed charges
and preferred stock dividends

 The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated below.

	Fiscal Year Ended December 31,					Three months ended March 31,
	1998	1999	2000	2001	2002	2003

Ratios of Earnings to Fixed Charges and Preferred Stock Dividends(a)	3.2x	(2.2)x	2.0x	0.4x	1.0x	(0.2	)x

(a) Our earnings were insufficient to cover fixed charges by $58.2 million for the three months ended March 31, 2003 and $93.1 million and $390.0 million for the years ended December 31, 2001 and 1999, respectively. Our earnings have been adjusted for the adoption of Statement of Financial Accounting Standards No. 145. See "Selected consolidated financial information."

Price range of common stock and dividends

Price Range of Common Stock

 Our common stock is listed on the New York Stock Exchange under the symbol "IGL." The following table provides, for the calendar quarters indicated, the high and low sales prices per share on the New York Stock Exchange Composite Tape and the quarterly dividends paid per share of our common stock during the periods indicated.

Period	High	Low	Dividends Paid (per share)

2001
First Quarter	$16.12	$12.26	$0.02
Second Quarter	$13.33	$9.79	$0.02
Third Quarter	$12.13	$7.99	$0.02
Fourth Quarter	$14.40	$8.84	$0.02
2002
First Quarter	$15.55	$12.22	$0.02
Second Quarter	$14.90	$11.95	$0.02
Third Quarter	$14.95	$8.52	$0.02
Fourth Quarter	$13.09	$10.25	$0.02
2003
First Quarter	$11.45	$7.89	$0.02
Second Quarter (through June 24)	$10.10	$6.00	$0.02

The closing price of our common stock on June 24, 2003, as reported on the New York Stock Exchange, was $6.36 per share. The dividend for the second quarter of 2003 is payable on June 30th.

Dividend Policy

 Dividends on our common stock are paid on a quarterly basis, as may be declared by our board of directors from time to time. Our ability to pay dividends is dependent upon, among other things, the availability of dividends from our subsidiaries and are subject to contractual restrictions contained in our credit facilities and the indentures governing our 10.875% notes due 2008 and our 11.250% notes due 2011.

Capitalization

 The financial information at March 31, 2003 in the following table is derived from our unaudited financial statements as of that date. This information should be read in conjunction with the information under "Selected consolidated financial information" and our consolidated financial statements and the notes thereto and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus supplement and the accompanying prospectus.

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2003,

•  on an actual basis; and

•  on an as adjusted basis to give effect to:

  •  borrowings of $47.6 million under IMC USA Inc. LLC's new five-year secured revolving credit facility (the "Potash Facility") subsequent to March 31, 2003 and the application of a portion of the net proceeds therefrom to repay outstanding indebtedness of $35.1 million under our revolving credit facility; and

  •  the issuance by us of 2,500,000 MEDS for net proceeds of $121.0 million.

The capitalization table does not give effect to the tender offers, the issuance and sale of the notes to finance a portion of the tender offers or the Compass transactions, as described under "Summary—Recent Developments—Tender Offers" and "Summary—Recent Developments—Recent Transactions."

	March 31, 2003
(dollars in millions)	Actual	As Adjusted(a)

Cash and cash equivalents	$11	$143

Short-term debt	$3	$3

Long-term debt, including current portion:
Revolving credit facilities(a)	$35	$48
Term loan	260	260
10.875% notes due 2008(b)	397	397
11.250% notes due 2011(b)	425	425
7.625% notes due 2005	300	300
6.55% notes due 2005	150	150
6.875% notes due 2007	150	150
7.0% notes due 2008(c)	150	150
7.375% notes due 2018	90	90
7.30% notes due 2028	150	150
Other senior notes and debentures	24	24
Industrial revenue bonds	27	27
Other debt	17	17

Total long-term debt	2,175	2,188

Total debt	2,178	2,191
Total stockholders' equity:
7.50% mandatory convertible preferred shares	—	121
Common stock	131	131
Other stockholders' equity	272	272

Total stockholders' equity	403	524

Total capitalization	$2,581	$2,715

(a) Includes (i) our revolving credit facility and (ii) the Potash Facility pursuant to which our subsidiary, IMC USA Inc. LLC, may borrow up to $52.5 million, limited by a borrowing base that is based on the nature and quality of the accounts receivable and inventory that secure the Potash Facility. Initial borrowings in the amount of $47.6 million were used to pay fees related to the Potash Facility and general corporate purposes, and borrowings under the Potash Facility will generally reduce the need for borrowings under our revolving credit facility. Amounts available for borrowing under our revolving credit facility were reduced by $80.5 million due to our outstanding letters of credit. The amount available for borrowing under our revolving credit facility was initially reduced by $25.0 million from $210.0 million to $185.0 million upon our entering into the Potash Facility. Consummation of the sale of the MEDS offered hereby for aggregate net proceeds of not less than $115.0 million will increase the amount available for borrowing under our revolving credit facility to $210.0 million.

 (b) The 10.875% notes due 2008 and the 11.250% notes due 2011 are guaranteed by certain of our subsidiaries.

 (c) Our consolidated subsidiary, PLP, is the issuer of these notes.

Selected consolidated financial information

 The following table sets forth selected consolidated financial information for each of the periods indicated. This information should be read in conjunction with our consolidated financial statements and the notes thereto and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected consolidated financial information as of and for each of the five years ended December 31, 2002 is derived from our audited consolidated financial statements. The interim results set forth below as of and for the three months ended March 31, 2002 and 2003 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal accruals, which we consider necessary for a fair presentation of the financial position and results of operations for these periods. Financial information as of March 31, 2002 and 2003 and for the three month period then ended is not necessarily indicative of our financial condition or results of operations to be expected for any future period.

						Three months ended March 31,
	Year ended December 31,
(dollars in millions, except per share information)
	1998(a)	1999(b)	2000(c)	2001(d)	2002	2002	2003(e)

Statements of Operations Information(f):
Net sales	$2,403.6	$2,282.9	$2,095.9	$1,958.7	$2,057.4	$497.9	$552.1
Cost of goods sold	1,768.6	1,843.5	1,767.2	1,769.8	1,794.4	429.2	516.0

Gross margin	635.0	439.4	328.7	188.9	263.0	68.7	36.1
Selling, general and administrative expenses	123.0	127.8	102.7	81.8	80.7	19.4	18.3
Goodwill write-down	—	432.0	—	—	—	—	—
Restructuring activity	162.3	163.3	(1.2)	11.0	—	—	3.4

Operating earnings (loss)	349.7	(283.7)	227.2	96.1	182.3	49.3	14.4
Interest expense	104.7	111.4	112.6	152.3	174.2	44.3	45.9
Foreign currency transaction (gain) loss	2.4	4.4	(7.2)	(4.3)	(0.7)	(1.0)	21.9
Other (income) expense, net	(16.4)	(9.5)	3.1	41.2	9.0	3.1	4.8

Earnings (loss) from continuing operations before minority interest	259.0	(390.0)	118.7	(93.1)	(0.2)	2.9	(58.2)
Minority interest	24.4	(0.1)	(12.4)	(40.7)	(16.2)	(4.2)	(11.6)

Earnings (loss) from continuing operations before income taxes	234.6	(389.9)	131.1	(52.4)	16.0	7.1	(46.6)
Provision (benefit) for income taxes	101.8	141.7	46.8	(10.4)	29.8	2.3	(14.9)

Earnings (loss) from continuing operations	132.8	(531.6)	84.3	(42.0)	(13.8)	4.8	(31.7)
Loss from discontinued operations	(141.8)	(234.2)	(429.3)	—	(96.4)	—	—
Cumulative effect of a change in accounting principle(g)	—	(7.5)	—	(24.5)	—	—	(4.9)

Net earnings (loss)	$(9.0)	$(773.3)	$(345.0)	$(66.5)	$(110.2)	$4.8	$(36.6)

Basic and diluted earnings (loss) per share:
Basic	$(0.08)	$(6.75)	$(3.00)	$(0.57)	$(0.97)	$0.04	$(0.32)
Diluted	$(0.08)	$(6.75)	$(3.00)	$(0.57)	$(0.97)	$0.04	$(0.32)

	As of December 31,					As of March 31,
(dollars in millions)	1998	1999	2000	2001	2002	2002	2003

Balance Sheet Information:
Cash and cash equivalents	$110.6	$80.8	$84.5	$248.7	$17.7	$200.0	$11.1
Total assets	6,456.9	5,195.9	4,261.6	4,248.9	3,637.1	3,846.5	3,563.9
Total debt (including current maturities)	3,047.0	2,548.6	2,360.6	2,291.5	2,271.5	2,222.0	2,178.2
Total liabilities	4,596.5	4,115.8	3,586.2	3,698.9	3,245.4	3,292.8	3,161.2
Total stockholders' equity	1,860.4	1,080.1	675.4	540.7	391.7	553.7	402.7

(a) Operating results from continuing operations include special charges of $195.3 million, $122.9 million after tax and minority interest, or $1.07 per share, primarily related to Project Profit and the sale of our Vigoro business unit (each as described in our Annual Report on Form 10-K for the year ended December 31, 2002).

(b) Operating results from continuing operations include special charges of $651.7 million, $677.7 million after tax and minority interest, or $5.91 per share, related to the Rightsizing Program, additional asset write-offs and environmental accruals, a goodwill write-down as well as a change in tax law (as described in our Annual Report on Form 10-K for the year ended December 31, 2002).

(c) Operating results from continuing operations include a restructuring gain of $1.2 million, $0.6 million after tax and minority interest.

(d) Operating results from continuing operations include special items of $17.4 million, $15.6 million after tax and minority interest, or $0.13 per share, primarily related to increased accruals for environmental liabilities and prior year income taxes, the Reorganization Plan and a non-cash gain resulting from marking to market a common equity forward purchase contract (as described in our Annual Report on Form 10-K for the year ended December 31, 2002).

(e) Operating results from continuing operations include charges of $3.4 million, $2.0 million after-tax and minority interest, or $0.02 per share, as a result of an organizational restructuring program (as described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003).

(f) In accordance with Statement of Financial Accounting Standards No. 145, which is effective for us as of January 1, 2003, the pre-tax effect of any gain or loss on the extinguishment of debt that was previously classified as an extraordinary item in our consolidated statement of operations for years ended prior to January 1, 2003 will be reclassified to other (income) expense, net with the related income tax effect reclassified to the provision (benefit) for income taxes. This reclassification was not required to be reflected in such consolidated statement of operations incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2002, but will be reflected in such consolidated statement of operations incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2003 when filed. We have reflected the reclassification in the above table, as follows:

	Year ended December 31,					Three months ended March 31,
	1998	1999	2000	2001	2002	2002	2003

Other (income) expense, net
Before adjustment	$(11.5)	$(8.6)	$3.1	$19.5	$8.1	$3.1	$4.8
As adjusted	(16.4)	(9.5)	3.1	41.2	9.0	3.1	4.8
Provision (benefit) for income taxes
Before adjustment	99.9	141.3	46.8	(2.8)	30.1	2.3	(14.9)
As adjusted	101.8	141.7	46.8	(10.4)	29.8	2.3	(14.9)
Extraordinary item
Before adjustment	3.0	0.5	—	(14.1)	(0.6)	—	—
As adjusted	—	—	—	—	—	—	—

(g) On January 1, 2003 we adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which required legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. On June 30, 2001 we adopted Emerging Issues Task Force No. 00-19, Derivative Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, which required us to account for our common equity forward purchase contract as an asset or a liability, with changes in the value reflected in the consolidated statement of operations. On January 1, 1999 we adopted Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, which mandated that costs related to start-up activities be expensed as incurred. At the time of adoption of each of these pronouncements, we recognized a cumulative effect of a change in accounting principle.

Description of the MEDS

 The description in this prospectus supplement of the terms of our MEDS is only a summary. The terms of our MEDS are contained in our certificate of incorporation and the certificate of designation relating to the MEDS. Our certificate of incorporation is filed as an exhibit to our filings incorporated by reference in the registration statement of which this prospectus supplement is a part and the certificate of designation will be filed as an exhibit to a Current Report on Form 8-K after the date of this prospectus supplement.

General

 Our certificate of incorporation authorizes the issuance of 12,000,000 shares of preferred stock without the approval of the holders of our common stock, in one or more series, from time to time, with each such series to have such designation, powers, preferences and rights as may be determined by our board of directors. The MEDS constitute a series of these shares of preferred stock. See "Description of Series Preferred and Common Stock" in the accompanying prospectus for a description of our capital stock.

 When issued, the MEDS offered hereby will constitute a single series consisting of 2,500,000 shares of preferred stock (or 2,750,000 shares if the underwriters' option to purchase additional MEDS is exercised in full). The holders of our MEDS will have no preemptive rights. The MEDS will be validly issued, fully paid and non-assessable.

 Our MEDS will rank senior in right of payment to all of our now outstanding common stock or common stock that we may issue in the future and to our Series D Junior Participating Preferred Stock. As of June 16, 2003, there were 115,141,756 shares of our common stock outstanding and 300,000 shares of our Series D Junior Participating Preferred Stock reserved for issuance. No shares of preferred stock were outstanding.

 The terms of our MEDS restrict our ability to issue capital stock that ranks senior to our MEDS, as discussed below under "—Voting rights."

Dividends

General

 Dividends on our MEDS will be payable quarterly in arrears, when, as and if declared by our board of directors out of funds legally available therefor, on the first calendar day (or the following business day if the first is not a business day) of January, April, July and October of each year (each of which we refer to as a "Dividend Payment Date") at the annual rate of $3.75 per MEDS. The initial dividend on the MEDS, for the first dividend period, assuming our issue date is June 30, 2003, will be $0.9479 per MEDS, and will be payable, if declared, on October 1, 2003. Each subsequent quarterly dividend on our MEDS, if declared, will be $0.9375.

 The amount of dividends payable on each of our MEDS for each full quarterly period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

 A dividend period is the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if none, the date of issue. Dividends payable, if declared, on a Dividend Payment Date will be payable to holders of record as they appear on our stock register on the later of (i) the 15th calendar day (or the following business day if the 15th day of such calendar month is not a business day) of the calendar month preceding the month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which our board of directors or a duly authorized committee thereof declares a dividend payable.

 We are obligated to pay a dividend on our MEDS only when, as and if our board of directors or an authorized committee of our board of directors declares the dividend payable and we have assets that legally can be used to pay the dividend.

 Dividends on our MEDS will be cumulative. This means that if our board of directors or an authorized committee of our board of directors fails to declare a dividend, the dividend will accumulate until declared and paid or will be forfeited upon optional conversion by the holder.

 We may pay dividends (other than dividends payable in connection with a conversion at our option, which we must pay in cash) in cash, shares of common stock, or any combination thereof, as we determine in our sole discretion. Shares of our common stock delivered to the transfer agent as dividends on behalf of the holders of our MEDS will be sold automatically by the transfer agent on the holders' behalf for cash. The transfer agent will serve as the designated agent of the holders of our MEDS in making any such sales and the transfer agent will make payment of the cash proceeds to be distributed to holders in an amount that, when combined with any cash payments we make in respect of the payment of such dividends, equals the amount of the dividends otherwise payable. If we pay dividends by delivering shares of our common stock to the transfer agent, we must deliver to the transfer agent the number of shares of our common stock, which, when sold by the transfer agent on behalf of the holders, will result in net cash proceeds to be distributed to the holders in an amount that, when combined with any cash payments we make in respect of the payment of such dividend, is equal to the dividends otherwise payable. To pay dividends in this manner, we must provide the transfer agent with a registration statement permitting the immediate sale of the shares of our common stock in the public market. We cannot assure you that we will be able to timely file, cause to be declared effective or keep effective such a registration statement. See "Risk factors—Risks Relating to the MEDS—We cannot assure you that we will be able to file, cause to be declared effective or keep effective, as the case may be, the registration statement required to permit us to pay dividends on our MEDS in shares of our common stock."

 If we pay dividends in shares of our common stock by delivering them to the transfer agent, those shares will be owned beneficially by the holders of our MEDS upon delivery to the transfer agent, and the transfer agent will hold those shares and the net cash proceeds from the sale of those shares for the exclusive benefit of the holders. By purchasing our MEDS, you are deemed to appoint the transfer agent as your agent for the sale of any shares of our common stock that are delivered to the transfer agent, on your behalf, upon payment of dividends on our MEDS.

 We are not obligated to pay holders of our MEDS any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date or any other late payment. We are also not obligated to pay holders of our MEDS any dividend in excess of the full dividends on the MEDS that are payable as described above.

 If our board of directors or an authorized committee of our board of directors does not declare a dividend for any dividend period, the board of directors or an authorized committee of our board of directors may declare and pay the dividend on any subsequent date, whether or not a Dividend Payment Date. The persons entitled to receive the dividend in such case will be holders of our MEDS as they appear on our stock register on a date selected by the board of directors or an authorized committee of our board of directors. That date must not (a) precede the date our board of directors or an authorized committee of our board of directors declares the dividend payable and (b) be more than 60 days prior to that Dividend Payment Date.

 Under Delaware law, we may pay dividends on our MEDS, whether in cash, in shares of our common stock or in a combination thereof, only if we have legally available assets in an amount at least equal to the amount of the relevant dividend payment.

 Legally available assets means the amount of surplus. If there is no surplus, legally available assets also means, in the case of a dividend, the amount of our net profits for the fiscal year in which the payment occurs and/or the preceding fiscal year. Our surplus is the amount by which our total assets exceeds the sum of:

•  our total liabilities, including our contingent liabilities; and

•  the amount of our capital.

 When the need to make a determination of legally available assets arises, the amount of our total assets and liabilities and the amount of our capital will be determined by our board of directors in accordance with Delaware law.

Payment Restrictions

 If we do not pay a dividend on a Dividend Payment Date, then, until all accrued and unpaid dividends are paid and the full quarterly dividend on our MEDS for the current and all prior dividend periods is declared and paid or declared and set apart for payment:

•  we may not take any of the following actions with respect to any of our capital stock that ranks junior to our MEDS ("Junior Capital Stock") as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up, including shares of our common stock and our Series D Junior Participating Preferred Stock:

    •
    declare or pay any dividend or make any distribution of assets on any Junior Capital Stock and cash in lieu of fractional shares in connection with any such dividend or distribution; or

    •
    redeem, purchase or otherwise acquire any Junior Capital Stock, except upon conversion or exchange for our Junior Capital Stock and cash in lieu of fractional shares in connection with any such conversion or exchange, except that we may

      (i) make otherwise restricted payments, not to exceed $5 million during any year, pursuant to and in accordance with our stock option plans or other benefit plans, in each case as in effect on the date the MEDS are first issued or any other plan substantially similar thereto; and (ii) make repurchases of our capital stock deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof and repurchases of capital stock deemed to occur upon the withholding of a portion of the capital stock issued, granted or awarded to one of our employees or directors to pay for the taxes payable by such employee or director upon such issuance, grant or award in order to satisfy, in whole or in part, withholding tax requirements in connection with the exercise of such options, in accordance with the provisions of an option or rights plan or program of IMC Global, in each case as in effect on the date the MEDS are first issued or any other plan substantially similar thereto; and

•  we may not redeem, purchase or otherwise acquire any of our capital stock that ranks equally with our MEDS as to payment of dividends or the distribution of assets upon winding up, except for conversion or exchange of shares of our capital stock that ranks equally with or junior to our MEDS as to payment of dividends and the distribution of assets upon winding up and cash in lieu of fractional shares in connection with any such conversion or exchange.

Conversion

General

 Conversion of the MEDS into shares of our common stock will occur on the mandatory conversion date, unless:

•  we have caused the conversion of our MEDS prior to the mandatory conversion date in the manner described in "—Provisional Conversion at the Option of the Issuer";

•  you have converted our MEDS prior to the mandatory conversion date in the manner described in "—Conversion at the Option of the Holder"; or

•  we are involved in a merger prior to the mandatory conversion date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have converted through an exercise of a merger early conversion as described in "—Early Conversion upon Cash Merger."

 Upon any conversion of our MEDS, shares of our common stock will be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing our MEDS, if our MEDS are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

 Prior to the date on which our common stock is issued on conversion, shares of common stock underlying our MEDS will not be deemed to be outstanding for any purpose and you will have no rights with respect to that common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock by virtue of holding our MEDS.

Mandatory Conversion

 Our MEDS, unless previously converted at your option, at our option pursuant to the conditions described below or upon specified cash mergers described below, will automatically convert, on July 1, 2006, the "mandatory conversion date," into a number of newly issued shares of common stock equal to the mandatory conversion rate. Upon conversion, dividends on our MEDS will cease to accrue and we will make arrangements for the payment of cash, shares of our common stock or any combination thereof, as we determine in our sole discretion in respect of accrued and unpaid dividends, whether or not declared, out of legally available assets. To the extent we have such assets available and we pay some or all of such dividends in shares of our common stock, the number of shares of our common stock issuable to holders of our MEDS in respect of such accrued and unpaid dividends will equal the amount of accrued and unpaid dividends on our MEDS on the mandatory conversion date that we determine to pay in shares of common stock divided by the current market price (as defined below under "—Anti-dilution Adjustments") per share of our common stock. In the event we pay some or all of such dividends in shares of our common stock, we will notify the holders of our MEDS by written notice whether such dividends will be payable in full in shares of our common stock or any combination of cash and shares of our common stock, and will specify such combination in such notice, at least five business days prior to the mandatory conversion date.

 The mandatory conversion rate, which is the number of newly issued shares of common stock issuable upon conversion of our MEDS on the mandatory conversion date, will, subject to adjustment under certain circumstances as described under "—Anti-dilution Adjustments" below, be as follows:

•  If the "average market price" of our common stock, which is the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date, is equal to or greater than $7.76, which we call the "threshold appreciation price," then the mandatory conversion rate will be 6.4440 shares of our common stock per MEDS.

•  If the average market price of our common stock is less than $7.76 but greater than $6.36, the mandatory conversion rate will be equal to $50 divided by the average market price of our common stock per MEDS.

•  If the average market price of our common stock is less than or equal to $6.36, the mandatory conversion rate will be 7.8616 shares of our common stock per MEDS.

 If the average market price as of the mandatory conversion date is greater than or equal to $7.76, upon mandatory conversion on the mandatory conversion date, holders of the MEDS will receive only 82% of the appreciation in market value of our common stock above $7.76. If the average market price as of the mandatory conversion date is greater than $6.36 and less than $7.76, upon mandatory conversion on the mandatory conversion date, holders of the MEDS will receive none of the appreciation in the market value of our common stock from $6.36 to $7.76. If the average market price as of the mandatory conversion date is less than or equal to $6.36, upon mandatory conversion on the mandatory conversion date, holders of the MEDS will realize the entire loss on the decline in market value of our common stock.

 For purposes of determining the average market price for our common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of shares of our common stock on the New York Stock Exchange on that date. If our common stock is not listed on the New York Stock Exchange on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed or quoted, or if our common stock is not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq Stock Market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

 A trading day is a day on which our common stock:

•  is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•  has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Conversion at the Option of Holder

 The holders of our MEDS have the right to convert them, in whole or in part, at any time prior to the mandatory conversion date, into shares of our common stock at the optional conversion rate of 6.4440 shares of our common stock for each of our MEDS, subject to anti-dilution adjustment under certain circumstances as described under "—Anti-dilution Adjustments" below. The optional conversion rate is equivalent to a conversion price equal to the threshold appreciation price.

 Holders of our MEDS at the close of business on a record date for any payment of dividends will receive the dividend then payable on the MEDS on the corresponding Dividend Payment Date even if optional conversion of our MEDS occurs between that record date and the corresponding Dividend Payment Date. However, if a holder surrenders our MEDS for conversion after the close of business on a record date for any payment of dividends and before the opening of business on the next succeeding Dividend Payment Date, such holder must remit payment of an amount equal to the dividend on our MEDS which is to be paid on that Dividend Payment Date.

 Except as described above, upon any optional conversion at the option of the holder of our MEDS, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on the converted MEDS, or for dividends or distributions on our common stock issued upon conversion.

Provisional Conversion at the Option of the Issuer

 Prior to the mandatory conversion date, we may, at our option cause the conversion of all, but not less than all, of our MEDS then outstanding for shares of our common stock at a conversion rate of 6.4440 shares of our common stock for each of our MEDS, subject to adjustment under certain circumstances as described under "—Anti-dilution Adjustment" below; provided that the closing price of our common stock has exceeded $11.64 for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date that we notify each of the holders of our MEDS by mail of the provisional conversion. The date specified in such notice for the provisional conversion shall be at least 30 days but no more than 60 days from the date of such notice. We will be able to cause this conversion only if, in addition to issuing you shares of our common stock as described above, we pay each of the holders of our MEDS in cash, (i) an amount equal to any accrued and unpaid dividends on the MEDS, whether or not declared, and (ii) the present value of all remaining dividend payments on the MEDS to and including July 1, 2006, in each case, out of legally available assets. The present value of the remaining dividend payments will be computed using a discount rate equal to the Treasury Yield. "Treasury Yield" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for conversion (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to July 1, 2006, provided, however, that if the then remaining term to July 1, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to July 1, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Early Conversion upon Cash Merger

 Prior to the mandatory conversion date, if we are involved in a merger in which at least 30% of the consideration for shares of our common stock consists of cash or cash equivalents, which we refer to as a "cash merger," then on or after the date of the cash merger each holder of our MEDS will have the right to convert our MEDS at the conversion rate (determined in accordance with its application under "—Mandatory Conversion") in effect immediately before the cash merger. We refer to this right as the "merger early conversion right" and a conversion upon exercise of such right as a "merger early conversion." We will provide each of the holders with a written notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the merger early conversion will occur and a date by which each holder's merger early conversion right must be exercised (the "merger early conversion date"). The notice will set forth, among other things, the applicable conversion rate and the amount of the cash (including amounts for accrued and unpaid dividends), securities and other consideration receivable by the holder upon conversion. To exercise the merger early conversion right, a holder must deliver to us, on or one business day before the merger early conversion date, the certificate evidencing such holder's MEDS, if the MEDS are held in certificated form. If a holder exercises the merger early conversion right, we will deliver to such holder on the merger early conversion date the kind and amount of securities, cash or other property that such holder would have been entitled to receive if such holder had converted its MEDS immediately before the cash merger at the conversion rate (determined in accordance with its application under "—Mandatory Conversion") in effect at such time. If a holder does not elect to exercise such holder's merger early conversion right, such holder will receive for its MEDS that remain outstanding cash, securities or other property into which shares of our common stock were converted at the conversion rate in effect on the applicable conversion date.

Anti-dilution Adjustments

 The formula for determining the conversion rate and the number of shares of our common stock to be delivered upon conversion may be adjusted if certain events occur, including:

•  the payment of a dividend or other distributions to holders of our common stock in common stock;

•  the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase our common stock at less than the current market price (as defined below);

•  subdivisions, splits and combinations of our common stock;

•  distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by the first or second bullet point above and any dividend or distribution paid exclusively in cash);

•  distributions consisting exclusively of cash made during any twelve-month period ending June 30 (commencing with the twelve-month period ending June 30, 2004) to all holders of our common stock in an aggregate amount that, when combined with (i) other all-cash distributions made within such twelve-month period and (ii) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within such twelve-month period, exceeds the product of (a) $0.08 (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock) multiplied by (b) the number of shares of our common stock outstanding as of the record date for each such distribution; and

•  the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 10% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

 The "current market price" per common share on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade without the right to receive the issuance or distribution.

 In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each MEDS then outstanding would, without the consent of the holders of our MEDS, become convertible into such other securities, cash or property instead of our common stock. In such event, on the applicable conversion date the conversion rate then in effect will be applied to the value on the applicable conversion date of the securities, cash or property a holder would have received if it had held the stock covered by our MEDS when the applicable transaction occurred. Holders have the right to settle their obligations under our MEDS early in the event of certain cash mergers as described under "—Early Conversion upon Cash Merger."

 In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

•  the conversion rate, by

•  a fraction, the numerator of which is the current market price per share of shares of our common stock plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price per share of shares of our common stock.

 The adjustment to the conversion rate under the preceding paragraph will occur on the date that is earlier of:

•  the tenth trading day following the effective date of the spin-off; and

•  the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

 For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

 In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of shares of our common stock means the average of the closing sales prices of our common stock over the first 10 trading days following the effective date of the spin-off.

 If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined. In addition, we may increase the conversion rate if our board of directors or an authorized committee of our board deems it advisable to avoid or diminish any income tax to holders of shares of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

 Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least 1%, then the adjustment will be carried forward and taken into account in any subsequent adjustment. We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the conversion rate, to provide written notice to the holders of our MEDS of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

Fractional Shares

 No fractional shares of common stock will be issued upon conversion of our MEDS. In lieu of any fractional share otherwise issuable in respect of the aggregate number of MEDS of any holder which are converted upon mandatory conversion or any optional conversion, that holder will be entitled to receive an amount in cash equal to the same fraction of:

•  in the case of mandatory conversion, the current market price; or

•  in the case of an optional conversion by a holder, a conversion at our option or a merger early conversion, the closing price of shares of our common stock determined as of the second trading day immediately preceding the effective date of conversion.

Liquidation Rights

 In the event of the voluntary or involuntary liquidation, dissolution or winding up of IMC Global, the holders of our MEDS will be entitled to receive, out of our assets legally available for distribution to stockholders, before any distribution of assets is made on shares of our common stock, our Series D Junior Participating Preferred Stock or any future class of securities which ranks junior to our MEDS as to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, a liquidating distribution in the amount of $50, plus an amount equal to the sum of all accrued and unpaid dividends, whether or nor earned or declared, for the then-current dividend period and all prior dividend periods.

 For the purpose of the preceding paragraph, none of the following will constitute a voluntary or involuntary liquidation, dissolution or winding up of IMC Global:

•  the sale of all or substantially all of our property or business;

•  the merger or consolidation of IMC Global into or with any other corporation; or

•  the merger or consolidation of any other corporation into or with IMC Global.

 After the payment to the holders of our MEDS of the full preferential amounts provided above, the holders of our MEDS will have no right or claim to any of our remaining assets.

 If our assets available for distribution to the holders of our MEDS upon any liquidation, dissolution or winding up of IMC Global, whether voluntary or involuntary, are insufficient to pay in full all amounts to which the holders are entitled as provided above, no such distribution will be made on account of any other shares ranking equally with our MEDS as to the distribution of assets upon that liquidation, dissolution or winding up unless a pro rata distribution is made on our MEDS, with the amount allocable to each series of parity shares determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each series being made on a pro rata basis.

Voting Rights

 The holders of our MEDS are not entitled to any voting rights, except as required by applicable state law and as described below.

 If the equivalent of six quarterly dividends payable on our MEDS, or any other class or series of preferred stock ranking equally with our MEDS as to the payment of dividends, has not been paid, the number of directors on our board of directors shall be increased by two, without duplication of any increase made pursuant to the terms of any other series of our preferred stock which do not have a separate class vote and upon which like voting rights have been conferred and are exercisable. The holders of our MEDS, voting as a single class with the holders of shares of any such other class of preferred stock, will be entitled to elect two directors at any meeting of our stockholders at which directors are to be elected during the period their dividends remain in arrears. This voting right will continue until we have paid, or declared and set apart for payment, full cumulative dividends for all past periods on all of that class or classes of preferred stock and our MEDS.

 We will not, without the approval of the holders of at least 66 2/3% of our MEDS then outstanding, amend, alter or repeal, whether by way of merger, consolidation or otherwise, any of the provisions of our certificate of incorporation or the certificate of designations so as to affect adversely the powers, preferences, privileges or rights of the holders of our MEDS.

 We will not, without the approval of the holders, voting together as a single class, of at least 66 2/3% of our MEDS then outstanding and all shares of any other series of our preferred stock ranking equally with our MEDS as to dividends or upon our dissolution, liquidation or winding up:

•  issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any share of any class ranking prior to our MEDS as to dividends or upon our dissolution, liquidation or winding up; or

•  reclassify any of our authorized shares of capital stock into any share of any class, or any obligation or security convertible into or evidencing a right to purchase such share, ranking prior to our MEDS as to dividends or upon our dissolution, liquidation or winding up.

 No such vote will be required for us to take any of these actions to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any share ranking equally with or junior to our MEDS as to dividends and upon the distribution of assets upon our dissolution, liquidation or winding up.

Redemption

 The MEDS are not redeemable.

Authorized Shares of Common Stock

 We will at all times reserve and keep available out of our authorized and unissued shares of common stock, solely for issuance upon the conversion of our MEDS, that number of shares of our common stock as shall from time to time be issuable upon the conversion of all our MEDS then outstanding. Our MEDS converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred stock, undesignated as to series, and shall be available for subsequent issuance.

Transfer Agent, Registrar and Dividend Disbursing Agent

 American Stock Transfer & Trust Company will act as registrar for our MEDS. We will act as transfer agent and paying agent for the payment of dividends for our MEDS. Certificates representing MEDS can also be presented for registration of transfer at 59 Maiden Lane, New York, New York. American Stock Transfer & Trust Company is the registrar for the MEDS and our common stock.

Book Entry and Settlement

 Settlement for the MEDS will be made by the underwriters in immediately available funds. All payments of dividends on the MEDS will be made by us in immediately available funds. The MEDS will trade in DTC's settlement system until maturity.

Book-entry only Issuances

 The Depository Trust Company ("DTC") will act as securities depositary for the MEDS. The MEDS will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee ("Cede"). One or more fully registered global MEDS certificates, representing the total aggregate number of MEDS, will be issued and will be deposited with DTC. Although voting with respect to the MEDS is limited, in those cases where a vote is required, neither DTC nor Cede will itself consent or vote with respect to MEDS. Under its usual procedures, DTC would solicit votes on behalf of the holders of the MEDS through an Omnibus Proxy. Except as provided herein, a Beneficial Owner in a global MEDS certificate will not be entitled to receive physical delivery of MEDS securities. Accordingly, each Beneficial Owner (as defined below) must rely on the procedures of DTC to exercise any rights under the MEDS. A more detailed description of the DTC book-entry system is set forth below.

Book-entry System—The Depository Trust System

 DTC has informed us that it:

•  is a limited-purpose trust company organized under the New York Banking Law;

•  is a "banking organization" within the meaning of the New York Banking Law;

•  is a member of the Federal Reserve System;

•  is a "clearing corporation" within the meaning of the New York Uniform Commercial Code;

•  is a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

•  holds securities that its participants (the "Participants") deposit with DTC and facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (the "Direct Participants"); and

•  is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc.

 Access to the DTC system is also available to others, such as securities brokers and dealers, banks, and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

 The ownership interest of each actual owner of a MEDS ("Beneficial Owner") within the DTC system is recorded on the Direct and Indirect Participants' records and is credited to the Direct Participant on DTC's records. Beneficial Owners do not receive written confirmation from DTC of their transactions, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners convert or hold MEDS. Transfers of ownership interests in the MEDS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in a MEDS security, except in the event that use of the book-entry system for such MEDS security is discontinued.

 The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the MEDS represented by a global certificate.

 To facilitate subsequent transfers, all the MEDS deposited by Participants with DTC are registered in the name of Cede. The deposit of MEDS with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the identity of the Beneficial Owners of the MEDS, as its records reflect only the identity of the Direct Participants to whose accounts such MEDS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

 Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

 Conversions are coordinated through DTC. Conversions notices shall be sent to Cede by a Direct Participant for the benefit of Beneficial Owners. DTC will reduce the amount of interest of a Direct Participant in the MEDS as a result of any such conversion in accordance with its procedures.

 In addition, although voting with respect to the MEDS is limited, in those cases where a vote is required, neither DTC nor Cede will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the issuer of the MEDS security for which a vote is being solicited as soon as possible after the record date. The Omnibus Proxy assigns Cede consenting or voting rights to those Direct Participants to whose accounts the voting MEDS are credited on the record date (identified in a listing attached to the Omnibus Proxy). We believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a MEDS security.

 Dividend payments on the MEDS are made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown of DTC's record unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, the Trust, or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of dividends to DTC is the responsibility of the issuer of the MEDS, disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

 DTC has advised us that it will take any action permitted to be taken by a holder of the MEDS (including, without limitation, the presentation of a stock certificate for conversion) only at the direction of one or more Participants to whose account with DTC interests in shares presented by a global certificate are credited and only in respect of such number of MEDS represented by a global certificate as to which such participants have been given such direction.

 Except as provided herein, a Beneficial Owner in a global MEDS certificate will not be entitled to receive physical delivery of such securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under such securities. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, the ability of a person having a beneficial interest in MEDS represented by a global certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

 DTC may discontinue providing its services as Depository with respect to the MEDS at any time by giving reasonable notice to the issuer. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the MEDS for which DTC has discontinued its services are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the MEDS. In that event, certificates for the MEDS will be printed and delivered. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Listing

 In the event we meet the New York Stock Exchange listing requirements, we intend to apply to list the MEDS on the New York Stock Exchange. We have applied to list the common stock issuable on conversion of the MEDS on the New York Stock Exchange.

Certain U.S. federal income tax considerations

 The following is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of our MEDS and common shares acquired upon conversion of our MEDS. The following summary is based upon current provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. The summary is limited to the U.S. federal income tax consequences to investors who are U.S. holders, as defined below, except for the limited discussion below under the heading "Non-U.S. Holders." State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, expatriates, real estate investment trusts, regulated investment companies, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold IMC Global shares as a position in a hedging transaction, "straddle," "conversion transaction," "integrated" or constructive sale transaction or other risk reduction transaction and holders whose "functional currency" is not the U.S. dollar. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold our MEDS and our common shares received in exchange therefor as "capital assets" within the meaning of Section 1221 of the Code. There can be no assurance that future changes in applicable law or administrative or judicial interpretations thereof will not adversely affect the tax consequences summarized herein or that there will not be differences of opinion as to the interpretation of applicable law.

 Each potential investor should consult with its own tax adviser as to the federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion, and disposition of our MEDS and common shares.

 This discussion does not consider the U.S. federal income tax consequences of the purchase, ownership or disposition of our MEDS or common shares by a partnership. If a partnership holds our MEDS or shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds our MEDS or shares of our common stock, you should consult your tax advisor.

Definition of U.S. Holder and Non-U.S. Holder

 As used in this discussion, (i) the term "U.S. holder" means a beneficial owner of shares of our MEDS or common stock that is a U.S. person other than a partnership and (ii) the term "non-U.S. holder" means a beneficial owner of shares of our MEDS or common stock other than a partnership that is not a U.S. person. A U.S. person means a person that is for U.S. federal income tax purposes:

•  an individual who is a citizen or resident of the United States;

•  a corporation or partnership created or organized in or under the laws of the United States or of any State or political subdivision thereof or therein, including the District of Columbia

(other than a partnership that is not treated as a U.S. person under applicable Treasury regulations);

•  an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

•  a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

 An individual may, subject to certain exceptions, be deemed to be a resident of the United States for a calendar year by reason of being present in the United States for at least 31 days in such calendar year and for an aggregate of at least 183 days during a three-year period ending with such current calendar year (counting for such purposes all of the days present in such current calendar year, one-third of the days present in the immediately preceding calendar year, and one-sixth of the days present in the second preceding calendar year).

U.S. Holders

Distributions

 A distribution of cash with respect to our MEDS (or common stock) will be treated as a dividend for U.S. federal income tax purposes to the extent that it is paid out of our current or accumulated earnings and profits. To the extent that the amount of a distribution exceeds our earnings and profits, it will be treated first as a tax-free return of capital to the extent of the holder's adjusted tax basis in the MEDS (or common stock) with respect to which the distribution is paid, and thereafter as capital gain.

 At the present time, IMC Global does not have accumulated earnings and profits from years prior to the current year, and it is unlikely to have current earnings and profits this year. The amount of our earnings and profits in future years, if any, will depend on our future financial performance. Purchasers of our MEDS should anticipate that distributions on our MEDS during 2003 will be tax-free returns of capital or capital gain, and it is possible that distributions on our MEDS in later years will be similarly treated. Distributions that are tax-free returns of capital will reduce the holder's tax basis in our MEDS, which, upon conversion, will become the tax basis of our common stock, as discussed below. Distributions that are treated as either tax-free returns of capital or as capital gain will not qualify for either the dividends received deduction or the tax rate for "qualified dividend income," discussed below.

 To the extent that distributions on our MEDS are treated as dividends for U.S. federal income tax purposes, corporate U.S. holders may be eligible for the 70% dividends received deduction. Prospective corporate purchasers of our MEDS are urged to consult their own tax advisors regarding the limitations on the availability of the dividends received deduction, including the holding period rules of section 246 of the Code and the rules of section 246A of the Code regarding debt-financed portfolio stock.

 Under recently enacted U.S. federal income tax legislation, individual U.S. holders who receive distributions on our MEDS that are treated as dividends for U.S. federal income tax purposes may be subject to U.S. federal income taxation at reduced rates applicable to long-term capital gains, not exceeding 15%. This tax relief is available for "qualified dividend income" received in tax years beginning after December 31, 2002 and on or before December 31, 2008. Unless this tax reduction is extended by future legislation, qualified dividend income received in tax years beginning on or after January 1, 2009 will be taxed at the rates applicable to ordinary income (currently, up to 35%). "Qualified dividend income" does not include dividends on stock with respect to which the holder does not meet a minimum holding-period requirement or dividends on stock to the extent the holder is obligated to make related payments with respect to substantially similar or related property (e.g., pursuant to a short sale of such stock).

 If we pay distributions in shares of our common stock by delivering such shares to the transfer agent to be sold automatically on the holders' behalf, each U.S. holder will be treated as receiving a dividend, return of capital or capital gain under the rules described above. We intend to treat the amount of this distribution as the net cash proceeds received on the sale by the transfer agent, which will equal the actual amount of cash paid to the holder. It is possible that the Internal Revenue Service (the "IRS") could contend that the appropriate measure of this distribution is the fair market value of the common stock on the date received by the transfer agent (generally, the average between the high and low trading prices on that date). In this case, the U.S. holder would take this amount into account as the distribution, which would then become the holder's basis in the common shares distributed, and the holder would recognize a short-term capital gain or loss to the extent that the net cash proceeds realized by the transfer agent exceeded or were less than this amount.

Dispositions

 A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our MEDS (or our common stock) equal to the difference between the amount realized upon the sale or exchange and the U.S. holder's tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the shares sold or exchanged is more than one year. The deductibility of capital losses is subject to limitations.

Conversion into Common Stock

 As a general rule, a U.S. holder will not recognize gain or loss on the conversion of our MEDS into our common stock, whether the conversion is mandatory, optional or at our option pursuant to our provisional conversion right. However, if in connection with conversion we elect to deliver shares of our common stock with respect to distributions on our MEDS that have been previously declared or are in arrears, the U.S. holder must treat the fair market value of such common stock as a distribution, subject to the rules discussed previously under "—Distributions."

 The U.S. holder's tax basis in the common shares permitted to be received on a tax-free basis will generally equal the tax basis in the MEDS converted, and the holding period of such common shares will include the holding period of the MEDS converted. The tax basis of any common shares received on conversion that are treated as a distribution will equal their fair market value on the date of the distribution, and their holding period will begin on the day following the date of the distribution.

 Any cash that we pay in connection with conversion with respect to distributions that have been previously declared or are in arrears will be treated as a distribution, subject to the rules discussed previously under "—Distributions." The U.S. federal income tax treatment of other cash that we pay in connection with conversion (including cash paid with respect to accrued distributions that are neither declared nor in arrears and cash paid with respect to future distributions in connection with a provisional conversion, but not including cash in lieu of a fractional share) is not entirely clear. Although such cash may also be treated as a distribution, it seems more properly treated as an additional amount received in the conversion. Assuming that this is the proper treatment, the U.S. holder will realize a gain (or loss) on the conversion to the extent that the sum of the cash and the fair market value of all common shares received exceeds (or is less than) the holder's tax basis in the MEDS, and will recognize such gain (but not loss) up to the amount of the cash received. Under published authority issued by the IRS, any such gain should be a capital gain if the U.S. holder is not a substantial shareholder of IMC Global, and will be a long-term capital gain if the U.S. holder has held the MEDS for more than one year. U.S. holders are advised to consult with their own tax advisors regarding the U.S. federal income tax treatment of cash, if any, received in connection with the conversion of the MEDS.

 If a U.S. holder receives cash in lieu of a fractional share of our common stock on conversion, the holder will be treated for U.S. federal income tax purposes as having received such fractional share and then having it redeemed by us. The holder will recognize a gain (or loss) on the deemed redemption to the extent that the amount of cash received exceeds (or is less than) the holder's tax basis in such fractional share, determined under the rules discussed above. Under published authority issued by the IRS, it is likely, but not certain, that any such gain (or loss) will be a capital gain (or loss), which will be long-term if the U.S. holder has held the MEDS for more than one year.

Adjustments of Conversion Rate

 U.S. holders of our MEDS might be treated as receiving a constructive distribution from IMC Global if:

•  a conversion rate is adjusted and as a result of the adjustment the proportionate interest of holders of our MEDS in the assets or earnings and profits of IMC Global increased; and

•  the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula.

 An adjustment in a conversion rate would not be considered made pursuant to a reasonable anti-dilution formula if the adjustment were made to compensate for certain taxable distributions with respect to IMC Global common shares.

 Thus, certain adjustments to the mandatory conversion rate, the optional conversion rate or the provisional conversion rate to reflect IMC Global's distribution of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of common shares may result in constructive distributions to the U.S. holders of our MEDS. These distributions would be treated in the manner described above under "—Distributions."

Information Reporting and Backup Withholding on U.S. Holders

 In general, information reporting requirements will apply to dividend payments on our MEDS and our common stock. Certain U.S. holders may be subject to backup withholding at a rate of 28% with respect to the payment of dividends on our MEDS or common shares and to certain payments of proceeds on the sale or redemption of our MEDS unless such holders provide a correct taxpayer identification number or certification of other exempt status, and otherwise comply with applicable requirements of the backup withholding rules.

 Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder's U.S. federal income tax, which may entitle the holder to a refund, provided that the holder provides the required information to the IRS.

Non-U.S. Holders

Distributions

 Generally, distributions on our MEDS (or on our common shares) that are treated as dividends for U.S. federal income tax purposes (including constructive distributions taxable as dividends) paid to a non-U.S. holder will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty, unless the dividends are (i) effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and the non-U.S. holder provides the payor with an IRS Form W-8ECI) or (ii) if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder. Dividends effectively connected with such trade or business or attributable to such permanent establishment will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder which is a corporation, may be subject to a "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

 A non-U.S. holder of our MEDS (or common stock) that wishes to claim the benefit of an applicable treaty rate for dividends (and avoid backup withholding as discussed below), will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person or (b) if the MEDS (or common stock) are held through foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

 Distributions on our MEDS (or on our common stock) that are not treated as dividends for U.S. federal income tax purposes are not generally subject to U.S. withholding tax. Capital gain, if any, realized by a non-U.S. holder on a distribution may be subject to U.S. federal income tax under the rules discussed immediately below under "—Dispositions."

Dispositions

 A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale, exchange or redemption of our MEDS (or our common shares) so long as:

•  the gain is not effectively connected with a U.S. trade or business of the holder (or if a tax treaty applies, the gain is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S. and attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•  in the case of a nonresident alien individual who holds our MEDS (or common shares) as a capital asset, such holder is not present in the U.S. for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; and

•  our common stock is regularly traded on an established securities market and at any time within the shorter of the five-year period preceding such disposition or the non-U.S. holder's holding period in the shares sold, exchanged or redeemed, the non-U.S. holder has held not more than 5% of the class of such shares.

Information Reporting and Backup Withholding on Non-U.S. Holders

 Payment of distributions (including constructive distributions), and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty or withholding was not required because the distributions were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such distributions and withholding may also be made available under the provisions of an applicable income tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. United States backup withholding at the rate discussed above will generally apply on payment of dividends to non-U.S. holders unless such holders furnish to the payor an IRS Form W-8BEN (or other applicable form), or otherwise establish an exemption.

 Payment by a U.S. office of a broker of the proceeds of a sale of our MEDS (or common shares) is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on an IRS Form W-8BEN, or otherwise establishes an exemption. Subject to exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of our MEDS (or common shares) if such sale is effected through a foreign office of a broker.

 Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such holder's U.S. federal income tax, which may entitle the holder to a refund, provided that the holder provides the required information to the IRS.

Underwriting

 Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of MEDS indicated below:

Number of MEDS
Name

J.P. Morgan Securities Inc.	1,625,000
Goldman, Sachs & Co.	875,000

Total	2,500,000

 The underwriters are offering the MEDS subject to their acceptance of the MEDS from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the MEDS offered by this prospectus supplement is subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the MEDS offered by this prospectus supplement if any are taken. However, the underwriters are not required to take or pay for the MEDS covered by the underwriters' option to purchase additional MEDS described below.

 The underwriters initially propose to offer some of the MEDS directly to the public at the public offering price listed on the cover page of this prospectus supplement. The underwriters may also offer some of the MEDS to securities dealers at a price that represents a concession not in excess of $0.90 per MEDS. Such securities dealers may resell MEDS to certain other brokers or dealers at a discount of up to $0.10 per MEDS from the public offering price. After the initial offering of the MEDS, the offering price and other selling terms may from time to time be changed by the representatives of the underwriters.

 We have granted to the underwriters an option to purchase from us within 30 days from the date of this prospectus supplement up to an aggregate of 250,000 additional MEDS at the public offering price listed on the cover page of this prospectus supplement less underwriting discounts. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. If the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional MEDS as the number listed next to the underwriter's name in the preceding table bears to the total number of MEDS offered by all the underwriters.

 The following table shows the per MEDS and total underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional MEDS.

Underwriting discounts

	Without over- allotment exercise	With over- allotment exercise

Per MEDS	$1.50	$1.50
Total	$3,750,000	$4,125,000

 We estimate that the total expenses of this offering payable by us, excluding underwriting discounts, will be approximately $300,000.

 The MEDS are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the MEDS but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the MEDS.

 In order for the MEDS to be listed on the New York Stock Exchange, the underwriters will have to sell 1,000,000 MEDS with an aggregate market value of $4,000,000 to not less than 400 U.S. holders to meet the New York Stock Exchange's distribution requirements for trading. In the event these requirements are met, we intend to apply to list the MEDS on the New York Stock Exchange.

 In connection with this offering, certain of the underwriters may distribute prospectuses electronically. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make under the Securities Act.

 We have agreed with the underwriters that, subject to limited exceptions, for a period of 90 days following the date of this prospectus supplement, without the prior written consent of J.P. Morgan Securities Inc., we will not dispose of any shares of common stock or any securities convertible into or exchangeable for common stock. J.P. Morgan Securities Inc. may, at any time without prior notice, release us from these restrictions.

 In order to facilitate the offering of the MEDS, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the MEDS.

 Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the MEDS for their own account. A short sale is covered if the short position is no greater than the number of MEDS available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing MEDS in the open market. In determining the source of MEDS to close out a covered short sale, the underwriters will consider, among other things, the open market price of the MEDS compared to the price available under the over-allotment option. The underwriters may also sell MEDS in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing MEDS in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the MEDS in the open market after pricing that could adversely affect investors who purchase MEDS in the offering. As an additional means of facilitating the offering of MEDS, the underwriters may bid for and purchase any MEDS in the open market to stabilize the price of the MEDS.

 Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the MEDS in the offering, if the syndicate repurchases previously distributed MEDS in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the MEDS above independent market levels or prevent or retard a decline in the market price of the MEDS. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

 From time to time in the ordinary course of their respective businesses, the underwriters and their affiliates have engaged in commercial banking and investment banking transactions with us and our affiliates and may do so in the future. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., and Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., are agents and lenders under our credit facilities. We may use a portion of the proceeds of this offering to repay amounts outstanding under our revolving credit facility and pay down the term loan portion of our credit facilities.

Legal matters

 The validity of the issuance of the MEDS will be passed upon for us by Sidley Austin Brown & Wood, Chicago, Illinois. Mary Ann Hynes our Senior Vice President and General Counsel, will pass upon certain legal matters for us. Cahill Gordon & Reindel LLP, New York, New York, will pass upon certain matters relating to the MEDS for the underwriters. Ms. Hynes owns shares of our common stock, both directly and as a participant in various stock and employee benefit plans.

Experts

 The consolidated financial statements of IMC Global incorporated by reference in IMC Global's Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

 We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

 We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus supplement and the accompanying prospectus and any information included directly in this prospectus supplement and accompanying prospectus updates and supersedes any information previously filed with the SEC. The information incorporated by reference, as updated, is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC (1-9759) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we or the underwriters sell all the MEDS:

•  our Annual Report on Form 10-K for the year ended December 31, 2002;

•  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•  our Current Reports on Form 8-K filed with the SEC on February 27, 2003 and June 23, 2003;

•  the description of our common stock contained in our Registration Statement on Form 8-A/A-1 filed with the SEC on January 12, 1996; and

•  the description of the IMC Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed with the SEC on May 28, 1999.

 You may request a copy of these filings at no cost, by writing or calling us that the following address: IMC Global Inc., Attn: Corporate Secretary, 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045, telephone: (847) 739-1200.

Prospectus

$750,000,000

IMC GLOBAL INC.
Debt Securities and Debt Warrants
Series Preferred Stock
Common Stock and Common Stock Warrants
Currency Warrants

 We will use this prospectus to offer and sell securities from time to time. These may include:

•  unsecured senior debt. warrants to purchase common stock securities

•  warrants to receive the cash value in U.S. dollars of the right to purchase or sell a foreign currency or currency units

•  unsecured subordinated debt securities

•  warrants to purchase units consisting of any combination of these debt securities

•  preferred stock

•  common stock

 We will provide the specific terms and conditions of these securities in supplements to this prospectus prepared in connection with each offering. These terms and conditions may include:

In the case of debt securities:	In the case of warrants:	In the case of currency warrants:	In the case of securities:
• interest rate	• expiration date	• base foreign currency or currency units	• price
• maturity	• exercise price	• formula for determining value	• size of offering
• ranking	• conditions to exercisability	• conditions to exercisability	• redemption prior to maturity exercisability
• underwriting discounts and commissions

 The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 21, 2002.

About this prospectus

 This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the SEC) using a shelf registration process. Under this shelf process, we may sell:

•  unsecured senior debt securities

•  warrants to purchase common stock

•  unsecured subordinated debt securities

•  warrants to receive the cash value in U.S. dollars of the right to purchase or sell a foreign currency or currency units

•  warrants to purchase debt securities

•  preferred stock

•  units consisting of any combination of these securities

•  common stock

in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described below under the heading Where You Can Find More Information.

 The registration statement of which this prospectus constitutes a part (including the exhibits) contains additional important information about our company and the securities offered under this prospectus. Specifically, the legal documents that control the terms of any securities offered by this prospectus are filed with the SEC as exhibits to the registration statement. That registration statement can be read at the SEC's web site or at the SEC offices mentioned under the heading Where You Can Find More Information.

 We may sell the securities to or through underwriters or dealers and may also sell securities directly to other purchasers or through agents. See Plan of Distribution. The applicable prospectus supplement will contain the names of any underwriters, dealers or agents involved in the sale of any securities in respect of which this prospectus is being delivered and any applicable fee, commission or discount arrangements with them.

 This prospectus may not be used to consummate sales of any securities described herein unless accompanied by a prospectus supplement.

Where you can find more information

 We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of The New York Stock Exchange at 20 Broad Street, New York, New York 10005, or at the office of The Chicago Stock Exchange at 440 South LaSalle Street, Chicago, Illinois 60605. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

 We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus and any information included directly in this prospectus updates and supersedes any information previously filed with the SEC. The information incorporated by reference, as updated, is an important part of this prospectus. The following documents, which have been filed with the SEC, are incorporated in this prospectus and specifically made a part of this prospectus:

  (1)
  IMC Global's Annual Report on Form 10-K for the year ended December 31, 2000,

  (2)
  IMC Global's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001,

  (3)
  IMC Global's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001,

  (4)
  IMC Global's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001,

  (5)
  IMC Global's Current Report on Form 8-K filed on February 2, 2001,

  (6)
  IMC Global's Current Report on Form 8-K filed on April 17, 2001,

  (7)
  IMC Global's Current Report on Form 8-K filed on April 25, 2001,

  (8)
  IMC Global's Current Report on Form 8-K filed on May 30, 2001,

  (9)
  IMC Global's Current Report on Form 8-K filed on October 1, 2001,

  (10)
  IMC Global's Current Report on Form 8-K filed on October 11, 2001,

  (11)
  IMC Global's Current Report on Form 8-K filed on October 18, 2001, and

  (12)
  IMC Global's Current Report on Form 8-K filed on December 19, 2001.

 In addition, all documents filed by IMC Global with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents with the SEC. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

 You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:

 IMC Global Inc.
Attn: Corporate Secretary
100 South Saunders Road
Suite 300
Lake Forest, Illinois 60045
Telephone: (847) 739-1200

 You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

IMC Global Inc.

 IMC Global Inc. is one of the world's leading producers of crop nutrients for the domestic and international agricultural community and is one of the foremost manufacturers and distributors of animal feed ingredients worldwide. Our operations are structured into the following two business units, each of which is listed with its major product line: IMC PhosFeed (PhosFeed), which represents the IMC Phosphates (Phosphates) and IMC Feed Ingredients (Feed Ingredients) businesses and IMC Potash (Potash). Our principal executive office is located at 100 South Sanders Road, Suite 300, Lake Forest, Illinois 60045, telephone (847) 739-1200. As used in this prospectus and the accompanying prospectus supplement, IMC Global, IMC or the Company refers to IMC Global Inc. and its subsidiaries, unless otherwise indicated by the context.

Use of proceeds

 Unless otherwise specified in an applicable prospectus supplement, we will use the net proceeds to be received from the sale of the offered securities for general corporate purposes, which include working capital, the repayment or refinancing of our indebtedness, future acquisitions and/or capital expenditures. Before any net proceeds are applied to the uses described above, such proceeds may be invested in short-term or marketable securities.

Ratio of earnings to fixed charges

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996

Ratio of earnings to fixed charges(a)	—	2.3	2.0	—	3.3	5.9	8.9
Adjusted ratio of earnings to fixed charges(b)	—	2.3	2.0	3.2	5.0	9.8	10.6

(a) The Company's earnings were insufficient to cover fixed charges by $47.9 million for the nine months ended September 30, 2001 and $390.9 million for the year ended December 31, 1999.

(b) The adjusted ratio of earnings to fixed charges for the nine months ended September 30, 2001 and 2000 excluded special items of $19.8 million and $1.2 million, respectively. The adjusted ratio of earnings to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 excluded special items of $1.2 million, $651.7 million, $195.3 million, $183.7 million and $84.9 million, respectively. The Company's adjusted earnings were insufficient to cover fixed charges by $28.1 million for the nine months ended September 30, 2001.

Description of debt securities

 The following is a general description of the terms of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may or may not apply will be described in the applicable prospectus supplement.

 The debt securities may be issued from time to time in one or more series. If the debt securities are Senior Debt Securities, they will be issued under an Indenture dated August 1, 1998 (the Senior Indenture), between us and The Bank of New York, as Trustee (the Senior Trustee). A copy of the Senior Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. If the debt securities are Subordinated Debt Securities, they will be issued under an Indenture (the Subordinated Indenture), between us and a trustee to be named prior to the offering of any Subordinated Debt Securities (the Subordinated Trustee). A copy of the form of Subordinated Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The Senior Trustee and the Subordinated Trustee are referred to herein individually as the Trustee and collectively as the Trustees, and the Senior Indenture and the Subordinated Indenture are referred to herein individually as an Indenture and, collectively, as the Indentures. You should read these documents carefully to fully understand the terms of the debt securities.

 Because the following is only a summary of certain provisions of the debt securities and the Indentures, it does not contain all information that you may find useful. For further information about the debt securities and the Indentures, you should read the Indentures. The Indentures are substantially identical, except for certain of our covenants and provisions relating to subordination. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indentures.

General

 The Indentures do not limit the amount of debt securities which we can issue thereunder and provide that we can issue debt securities of any series thereunder up to the aggregate amount which our board of directors may authorize from time to time. The Indentures do not limit the amount of other Indebtedness or securities, other than certain secured Indebtedness as described below, which we may issue. All Senior Debt Securities will be unsecured and will rank on a parity with all our other unsecured and unsubordinated indebtedness. All Subordinated Debt Securities will be unsecured and will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (which term includes the Senior Debt Securities) as described below under Provisions Applicable Solely to Subordinated Debt Securities—Subordination. In addition, because we are a holding company which conducts substantially all our operations through our Subsidiaries, creditors of our Subsidiaries are entitled to a claim on the assets of those Subsidiaries. Consequently, in the event of a liquidation or reorganization of any Subsidiary, creditors of that Subsidiary are likely to be paid in full before any distribution is made to us and holders of Senior Debt Securities or Subordinated Debt Securities, except to the extent that we are recognized as a creditor of such Subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by us.

Terms

 We will prepare a prospectus supplement for each series of debt securities that it issues. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates, which may include the following:

 (1)   the title of the offered securities;

 (2)   any limit on the amount of the offered securities;

 (3)   the percentage of principal amount at which such securities may be offered;

 (4)   the maturity;

 (5)   the interest rate, the date from which interest will accrue and the interest payment dates, or discount to face value and accretion rate, in the case of debt securities issued at a substantial discount to the principal amount and the record dates for determination of the holders to whom interest is payable;

 (6)   the price, date, terms and conditions of any redemption at our option;

 (7)   our obligation, if any, to redeem, repurchase or repay the offered securities and any requirement to maintain a sinking fund to support such obligation;

 (8)   if other than U.S. dollars, the currency or currencies or units based on or relating to currencies in which the securities are denominated and in which we will pay principal, interest or Additional Amounts;

 (9)   any conversion features;

 (10) whether the offered securities will be represented by one or more global securities registered in the name of a depository or its nominee;

 (11) whether and under what circumstances we will pay Additional Amounts; and

 (12) any other terms or conditions not inconsistent with the Indentures.

 Unless otherwise provided in the prospectus supplement relating to any offered debt securities, principal, interest and Additional Amounts, if any, will be payable, and the debt securities will be transferable or, if applicable, convertible, at the office or agency maintained by us for such purposes; provided that we may pay interest on registered debt securities by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. In the case of registered debt securities, interest on the such debt securities will be payable on any interest payment date to the persons in whose name the debt securities are registered at the close of business on the record date with respect to such interest payment date.

 Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. The debt securities may be represented in whole or in part by one or more global securities registered in the name of a depository or its nominee and, if so represented, interests in such global security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants as described below. Where debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to any such debt securities and to payment on and transfer and exchange of such debt securities will be described in the applicable prospectus supplement.

 We may issue some of the debt securities as discounted debt securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount (Original Issue Discount Securities). Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable prospectus supplement.

 If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain Federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units will be set forth in the applicable prospectus supplement.

 Debt securities may be presented for exchange, and registered debt securities may be presented for transfer, in the manner, at the places or subject to the restrictions set forth in the applicable Indenture, the debt securities and the applicable prospectus supplement. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery. No service charge will be made for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental change payable in connection therewith.

 The Indentures require us to file with the Trustee, on an annual basis, a certificate as to compliance with specified covenants contained in the Indentures.

 We will comply with Section 14(e) under the Securities Exchange Act of 1934, and any other tender offer rules which may then be applicable, in connection with any obligation of ours to purchase offered debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

 Unless otherwise described in a prospectus supplement relating to any offered debt securities, other than as described below under—Limitation on Liens, the Indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction in which we are involved. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. Please refer to the applicable prospectus supplement relating to any offered debt securities for information with respect to any deletions from, modifications of or additions to the Events of Default described below or our covenants contained in the Indentures, including any addition of a covenant or other provision providing event risk or similar protection.

Global Securities

 We may issue debt securities as global securities that will be deposited with a depository identified in the applicable prospectus supplement. The depository may also act through a nominee. Global securities may be issued in fully registered or bearer form and may be issued in either temporary or permanent form. The specific terms of the depository arrangements for a series of debt securities will be described in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

 Upon the issuance of a global security and the deposit of such global security with or on behalf of the depository of such global security, the depository will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository (Participants). The accounts to be credited will be designated by the underwriters or agents of such debt securities or, if such debt securities are offered and sold directly by us, by us. Ownership of beneficial interests in a global security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership interests will be effected only through, records maintained by the depository (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

 So long as the depository is the registered owner of a global security, the depository will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable Indenture. Except as provided below or in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

 Payments of principal of and any interest (and premium, if any) on individual debt securities represented by a global security will be made to the depository as the registered owner of such global security. The depository will have sole responsibility and liability with respect to passing such payments along to beneficial holders and for maintaining, supervising or reviewing records relating to beneficial ownership of the debt securities.

 We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security desires to give any notice to take any action a holder is entitled to give or take under the applicable Indenture, the depositary would authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

 We expect that the depository upon receipt of any payment in respect of a global security will immediately credit Participants' accounts for their pro rata share of such payments. We also expect that payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name. Such payments will be the responsibility of such Participants.

 If the depository is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities to Participants in exchange for the global security. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement, redeem the global securities and issue individual debt securities to Participants in exchange for such global security.

 Principal of and any premium and interest on a global security will be payable in a manner described in the applicable prospectus supplement.

Certain Covenants

 Limitation on Liens.    The Senior Indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary now owned or hereafter acquired, unless all payments due under the Senior Indenture and the Senior Debt Securities are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien. Permitted Liens are excepted from this limitation. See also—Exempted Indebtedness below.

 The Subordinated Indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur, or otherwise cause or suffer to exist or become effective any Liens of any kind upon any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) that secures any Indebtedness that is on a parity in right of payment with the Subordinated Debt Securities unless all payments due under the Subordinated Indenture and the Subordinated Debt Securities are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien. Permitted Liens are excepted from this limitation. See also—Exempted Indebtedness below.

 Limitations on Sale and Leaseback Transactions.    The Indentures provide that neither we nor any Restricted Subsidiary will enter into any sale and leaseback transaction with respect to any Principal Property (except for temporary leases of a term, including renewals, not exceeding five years) unless either (a) we or such Restricted Subsidiary would be entitled, under the provisions of the Indentures, to incur Indebtedness secured by a Lien on such property to be leased without equally and ratably securing the debt securities, or (b) we, within 180 days after the effective date of such transaction, apply to the voluntary retirement of our Funded Debt an amount equal to the value of such transaction, defined as the greater of the net proceeds of the sale of the property leased in such transaction or the fair value, as determined by the

Board of Directors, of the leased property at the time such transaction was entered into. The Indentures define Funded Debt as indebtedness (including the debt securities) maturing by the terms thereof more than one year after the original creation thereof. See also—Exempted Indebtedness below.

 Exempted Indebtedness.    Notwithstanding the foregoing limitations on Liens and sale and leaseback transactions, we (and our Restricted Subsidiaries) may issue, assume, suffer to exist or guarantee Indebtedness secured by a Lien without securing the debt securities, or may enter into sale and leaseback transactions without retiring Funded Debt, or enter into a combination of such transactions, if the sum of the principal amount of all such Indebtedness and the aggregate value of all such sale and leaseback transactions does not at any such time exceed 10% of our and our Subsidiaries' consolidated total assets as shown in the latest audited consolidated balance sheet contained in the latest annual report to our stockholders.

Conversion

 The Indentures contain certain provisions regarding the conversion of debt securities into common stock (or cash in lieu thereof). The specific terms applicable to a series of convertible debt securities, including the initial conversion price or conversion rate, any adjustments to such conversion price or conversion rate and the conversion period, and the conditions upon which such conversion will be effected will be set forth in the applicable prospectus supplement.

Events of Default

 The following are Events of Default under the Indentures with respect to any debt securities of any series:

 (i)    failure to pay any installment of interest on or any Additional Amounts with respect to any debt security of that series when due, continued for 30 days;

 (ii)   failure to pay principal of (or premium, if any, on) any debt security of that series when due, either at maturity, upon any redemption or otherwise;

 (iii)  failure by us to perform or observe any other covenants, conditions or agreements contained in debt securities of that series or in the applicable Indenture, continued for a period of 90 days after due notice is given as provided in the applicable Indenture;

 (iv)  failure to pay principal or interest on any Indebtedness of ours or of any of our wholly owned Subsidiaries (other than the debt securities of such series) when due, aggregating more than $25 million in principal amount, after giving effect to any applicable grace period, that results in such Indebtedness becoming due prior to the date on which it would otherwise become due, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged; or

 (v)   certain events of bankruptcy, insolvency or reorganization involving us.

 Additional Events of Default may be added for the benefit of holders of debt securities of a series which, if added, will be described in the applicable prospectus supplement. The Indentures provide that the Trustee shall notify the holders of debt securities of each series of any continuing default known to the Trustee which has occurred with respect to that series within 90 days after the occurrence thereof. The Indentures provide that, notwithstanding the foregoing, except in the case of default in the payment of the principal of, interest on or any Additional Amounts payable in respect of any of the debt securities of such series, the Trustee may withhold such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

 If an Event of Default of the type described in clause (v) above has happened and is continuing, then the principal of (or, with respect to a series of Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series), accrued and unpaid interest on, and any Additional Amounts payable in respect of the debt securities will become immediately due and payable. If one or more Events of Default of the type described in clauses (i) through (iv) with respect to any series of debt securities at the time outstanding has happened and is continuing, then either (x) the Trustee or (y) the holders of not less than 25% of the principal amount of that series of the debt securities then outstanding may declare the principal (or, with respect to a series of Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series), accrued and unpaid interest on and any Additional Amounts payable in respect of the debt securities of that series due and payable immediately. This provision is subject to the condition that if, after any declaration of acceleration and before Stated Maturity of the principal with respect to the debt securities of such series, all arrears of interest and any Additional Amounts and the expenses of the Trustee, its agents or attorneys shall be paid by us or for our accounts, and all Defaults (other than the payment of principal that has been declared due and payable) have been cured to the satisfaction of the Trustee, then the Trustee shall, upon the written request of the holders of a majority in principal amount of the debt securities of the applicable series, waive such Default and rescind or annul the declaration of acceleration; provided that no such waiver, rescission or annulment shall extend to or affect any subsequent Default or impair any right consequent thereon.

 No holder of any debt security of any series will have the right to pursue a remedy under the applicable Indenture or the debt securities, unless (1) such holder gives the Trustee notice of a continuing Default with respect to the debt securities of that series, (2) the holders of at least a majority in principal amount of the debt securities of the applicable series make a request to the Trustee to pursue the remedy, (3) such holder or holders offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense and (4) the Trustee does not comply with the request within 30 days after the receipt of the request and the offer of security or indemnity. However, nothing contained in the Indentures shall affect or impair the right of any holder of debt securities to institute suit to enforce payment of the principal of, interest on and any Additional Amounts payable in respect of such holder's debt securities on or after the due dates expressed in such debt securities.

 We will be required to furnish to the Trustee a statement, detailing any Defaults of which we are aware, within five days after the occurrence of any such Default.

Reports

 The Indentures provide that we will file with the Trustee copies of the annual reports and other information, documents and reports which we are required to file with the SEC under the Securities Exchange Act of 1934. If we are not required to file such reports and other information, the Indentures provide that we shall file with the Trustee and cause to be mailed to the holders of debt securities (i) annual reports containing the information required to be contained in an Annual Report on Form 10-K, (ii) quarterly reports containing the information required to be contained in a Quarterly Report on Form 10-Q and (iii) promptly after the occurrence of an event required to be therein reported, such other reports containing information required to be contained in a Current Report on Form 8-K. We shall also comply with the requirements of Section 314(a) of the Trust Indenture Act of 1939, as amended.

Successor Company

 The Indentures provide that we will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of our assets or assign any of our obligations under the debt securities or applicable Indenture, unless (i) the entity formed by or surviving any such consolidation or merger (if other than us), or to which such sale, lease, conveyance or other disposition or assignment shall have been made (the Surviving Entity), is a corporation organized and existing under the laws of the United States, any state thereof, or the District of Columbia; (ii) the Surviving Entity assumes, by a supplemental indenture in a form satisfactory to the Trustee, all of our obligations under the debt securities and the applicable Indenture; and (iii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing. With respect to the sale of assets, the phrase all or substantially all as used in the Indentures varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indentures) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of all or substantially all of the assets of a person, and therefore it may be unclear as to whether a disposition of assets comes within the terms of this provision.

Discharge

 Each Indenture provides that it will cease to be of further effect (except that certain obligations will survive) with respect to a series of debt securities when all outstanding debt securities of such series authenticated and issued have been delivered (other than destroyed, lost or stolen debt securities that have been replaced or paid) to the Trustee for cancellation and we have paid all sums payable under such Indenture.

Modification of the Indentures

 Each Indenture contains provisions permitting us and the applicable Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of a particular series at the time outstanding under such Indenture only (and not of holders of other series of debt securities outstanding under such Indenture), to enter into supplemental indentures to amend any of the provisions of each Indenture or any supplemental indenture with respect to the debt securities of that particular series (and no other series outstanding under such Indenture); provided that, unless consented to by each holder of debt securities of such series, no such supplemental indenture may:

 (a)   reduce the amount of debt securities whose holders must consent to an amendment or a waiver;

 (b)   reduce the rate of or change the time for payment of interest or Additional Amounts, including default interest on any debt security;

 (c)    reduce the principal of or change the Stated Maturity of any debt security or alter the provisions with respect to redemption;

 (d)   make any debt security payable in money other than that stated in the debt security;

 (e)   make any change in the types of amendment that need the approval of every affected holder of debt securities;

 (f)    with respect to the Senior Indenture, affect the ranking of the Senior Debt Securities; or

 (g)   waive a Default in the payment of principal of, any Additional Amounts payable in respect of or interest on, or with respect to, any debt security.

 We and the applicable Trustee may enter into supplemental indentures which amend the applicable Indenture and the debt securities with respect to a particular series without the consent of any holder of debt securities of such series in order to:

 (i)    cure any ambiguity, omission, defect or inconsistency;

 (ii)   comply with such Indenture concerning the substitution of successor corporations pursuant to a merger or consolidation;

 (iii)  comply with any requirements of the SEC in connection with the qualification of such Indenture under the Trust Indenture Act of 1939, as amended (the Trust Indenture Act);

 (iv)  provide for uncertificated securities;

 (v)   make any change that does not materially adversely affect the legal rights of any holder of debt securities under the applicable Indenture as then in effect;

 (vi)  secure the debt securities and make intercreditor arrangements with respect to any such debt securities (unless prohibited by such Indenture);

 (vii) provide for a replacement Trustee; or

 (viii)   add to our covenants and agreements for the benefit of all the holders of all of the debt securities with respect to a series and surrender any right or power reserved for us in such Indenture.

Defeasance and Covenant Defeasance

 Each Indenture provides that we may elect either:

 (a)   to terminate (and be deemed to have satisfied) all our obligations with respect to such debt securities (except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, interest on and any Additional Amounts payable in respect of all debt securities of such series when due) (defeasance) or

 (b)   to be released from our obligations with respect to certain covenants, including those described above under Certain Covenants—Limitation on Liens and—Limitations on Sale and Leaseback Transactions (covenant defeasance), upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the Indentures) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any Additional Amounts payable in respect of the outstanding debt securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, we have delivered to the Trustee an opinion of counsel (as specified in such Indenture) with regard to certain matters, including an opinion to the effect that the holders of such debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred. The applicable prospectus supplement with respect to the debt securities of any series may further describe these or other provisions, if any, permitting defeasance or covenant defeasance.

Concerning the Trustee

 The Bank of New York is the Trustee under the Senior Indenture. Prior to the issuance of any Subordinated Debt Securities under the Subordinated Indenture, we will engage a qualified trustee to serve as Trustee under the Subordinated Indenture. Such Trustee will be an eligible trustee under the Trust Indenture Act.

Provisions Applicable Solely to Subordinated Debt Securities

 Subordination.    The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all our Senior Indebtedness (as defined below). If we should default in the payment of any principal of, interest on or any Additional Amounts payable in respect of any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, upon written notice of such default to us by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of ours to dispute such default and subject to proper notification of the Trustee, unless and until such default has been cured or waived or has ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities other than those made in our capital stock (or cash in lieu of fractional shares thereof) under any conversion right of the Subordinated Debt Securities or otherwise made in our capital stock.

 The term Senior Indebtedness is defined to mean our Indebtedness (including the Senior Debt Securities) outstanding at any time except:

 (a)   any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities;

 (b)   the Subordinated Debt Securities;

 (c)    any Indebtedness of ours to a wholly owned Subsidiary of ours;

 (d)   interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws; and

 (e)   trade payables.

 If (i) without our consent a court shall enter an order for relief with respect to us under the United States federal bankruptcy laws or a judgment, order or decree adjudging us as bankrupt or insolvent, or enter an order for relief for reorganization, arrangement, adjustment or composition of or in respect of us under the United States federal or state bankruptcy or insolvency laws or (ii) we shall institute proceedings for the entry of an order for relief with respect to us under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against us, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of us or of substantially all of our property, or we shall make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings and any Additional Amounts payable in respect thereof) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities. In such event, any payment or distribution on account of the principal of, interest on or any Additional Amounts payable in respect of Subordinated Debt Securities, whether in cash, securities or other property (other than our securities or securities of any other corporation provided for by a plan or reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings and any Additional Amounts payable in respect thereof) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any obligations of ours ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from our remaining assets the amounts at that time due and owing on account of unpaid principal of, interest on and any Additional Amounts payable in respect of the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any of our capital stock or obligations ranking junior to the Subordinated Debt Securities and such other obligations.

 If any payment or distribution on account of the principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities of any character, whether in cash, securities or other property (other than our securities or securities of any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan or reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness remaining unpaid in full.

 By reason of such subordination, in the event of our insolvency, holders of Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. In addition, other creditors of ours who are not holders of Subordinated Debt Securities or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of Subordinated Debt Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Debt Securities.

Certain Definitions

 The following are certain key definitions used in this section. These and other definitions are contained in the Indentures. You should read the applicable Indenture to understand these sections fully.

 Additional Amounts shall mean any additional amounts which are required by a debt security, under circumstances specified therein, to be paid by us in respect of certain taxes imposed on certain holders of such debt securities, or as otherwise specified in the terms of such debt security, and which are owing to such holders.

 Affiliate shall mean, with respect to any Person, another Person directly or indirectly controlling or controlled by or under direct or indirect common control with such first Person. For the purposes of this definition, control (including, with correlative meanings, the terms controlling, controlled by and under common control with), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

 Capitalized Lease Obligation shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

 Consolidated Net Worth shall mean the excess of our assets over our liabilities plus those of our consolidated Subsidiaries, plus Minority Interests, as determined from time to time in accordance with generally accepted accounting principles.

 Default shall mean any event that is, or after notice or passage of time or both would be, an Event of Default.

 Indebtedness shall mean, with respect to any Person, at any date, any of the following, without duplication: (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property; (ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction other than entered into in the ordinary course of business; (iv) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such indebtedness secured by such Lien or the fair market value of the assets of the property securing such Lien; (v) all indebtedness of others (including all interest and dividends on any indebtedness or preferred stock of any other Person for the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; and

(vi) obligations in respect of Currency Agreements and Interest Swap Obligations (as such capitalized terms are defined in the Indentures).

 Issue Date shall mean the first date on which a debt security is authenticated by the applicable Trustee under an Indenture.

 Lien shall mean any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party or property leased to us or any of our Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

 Minority Interest is defined as any shares of stock of any class of a Subsidiary that are not owned by us or a Subsidiary of ours.

 Permitted Liens shall mean, with respect to any Person: (i) Liens existing on the Issue Date; (ii) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of ours or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries; (iii) Liens in favor of us or any of our Restricted Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds; (vi) Liens on Property to secure Indebtedness incurred for the purpose of (a) financing all or any part of the purchase price of such Property incurred prior to, at the time of, or within 180 days after, the acquisition of such Property or (b) financing all or any part of the cost of construction, improvement, development or expansion of any such Property; (vii) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provisions, if any, as shall be required in conformity with generally accepted accounting principles has been made therefor; (viii) Liens on current assets of Restricted Subsidiaries securing Indebtedness of such Restricted Subsidiaries; and (ix) any extensions, substitutions, replacements or renewals in whole or in part of a Lien (an existing Lien) enumerated in clauses (i) through (viii) above; provided that the Lien may not extend beyond (A) the Property or Indebtedness subject to the existing Lien and (B) improvements and construction on such Property and the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

 Person shall mean any individual, corporation, partnership, limited partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

 Principal Property shall mean any manufacturing plant or warehouse owned or leased by us or any Subsidiary, the gross book value of which exceeds one percent of Consolidated Net Worth, other than manufacturing plants and warehouses which the Board of Directors by resolution declares, together with all other plants and warehouses previously so declared, are not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

 Property of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under generally accepted accounting principles.

 Restricted Subsidiary shall mean any of our Subsidiaries that is not an Unrestricted Subsidiary.

 Stated Maturity, when used with respect to any security or any installment of interest thereon, shall mean the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

 Subsidiary of any Person shall mean (i) any Person of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, and (ii) any partnership, joint venture or other Person in which such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

 Unrestricted Subsidiary means (i) any of our Subsidiaries that at the time of determination shall be designated an Unrestricted Subsidiary by the our Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any of our Subsidiaries (including any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any property of, ours or any of our other Subsidiaries that is not a Subsidiary of the Subsidiary so designated; provided, however, that the Subsidiary to be so designated has total assets of $5,000 or less.

Description of debt warrants

 We may issue, together with other securities or separately, warrants for the purchase of debt securities (Debt Warrants). The Debt Warrants are to be issued under debt warrant agreements (each a Debt Warrant Agreement) to be entered into between us and a bank or trust company, as debt warrant agent (the Debt Warrant Agent), all as set forth in the applicable prospectus supplement. The Debt Warrant Agent will act solely as our agent in connection with the Debt Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Debt Warrants. A copy of the form of Debt Warrant Agreement, including the form of warrant certificates representing the Debt Warrants (the Debt Warrant Certificates), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. Because the following is only a summary of the Debt Warrant Agreements and the Debt Warrant Certificates, it does not contain all of the information that you may find useful. For further information about the Debt Warrant Agreements and the Debt Warrant Certificates, you should read the Debt Warrant Agreements and the Debt Warrant Certificates.

General

 You should look in the accompanying prospectus supplement for the following terms of the offered Debt Warrants:

 (a)   the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants;

 (b)   the specific designation and terms of any related debt securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such debt security;

 (c)    the date, if any, on and after which such Debt Warrants and the related debt securities will be separately transferable;

 (d)   the principal amount of debt securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of debt securities may be purchased upon such exercise;

 (e)   the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the Expiration Date);

 (f)    if the debt securities purchasable upon exercise of such Debt Warrants are original issue discount debt securities, a discussion of federal income tax considerations applicable thereto; and

 (g)   whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

 Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the prospectus supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the debt securities purchasable upon such exercise.

Exercise of Debt Warrants

 Each Debt Warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price as shall in each case be set forth in, or to be determinable as set forth in the applicable prospectus supplement. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable prospectus supplement. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

 Debt Warrants may be exercised as set forth in the applicable prospectus supplement relating to such Debt Warrants. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

Description of series preferred and common stock

 We may issue, separately or together with or upon conversion of or exchange for other securities, series preferred stock (Series Preferred Stock) and common stock (Common Stock), all as set forth in the applicable prospectus supplement. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the following documents:

 (i)    our Restated Certificate of Incorporation, as amended (the Restated Certificate of Incorporation);

 (ii)   our Amended and Restated By-Laws (the By-Laws);

 (iii)  the Rights Agreement, as amended (the Rights Agreement), between us and First Chicago Trust Company of New York, as Rights Agent, pursuant to which shares of Series D Preferred Stock are issuable; and

 (iv)  with respect to any Series Preferred Stock, the Certificate of Designation with respect to such Series Preferred Stock.

 A copy of each of the Restated Certificate of Incorporation, By-Laws and the Rights Agreement are incorporated by reference as exhibits, and in the case of an offering of Series Preferred Stock, the Certificate of Designation will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. See Where You Can Find More Information.

 The total amount of our authorized capital stock consists of (i) 300,000,000 shares, $1.00 par value per share, of Common Stock, of which 114,903,035 shares were issued and outstanding as of September 30, 2001 and (ii) 12,000,000 shares of Series Preferred Stock, par value $1.00 per share. The Board of Directors has reserved 300,000 shares of Series D Preferred Stock for issuance in connection with the Rights Plan described below.

Series Preferred Stock

 General.    Under the Restated Certificate of Incorporation, our Board of Directors is authorized to create and issue up to 12,000,000 shares of Series Preferred Stock in one or more series and to determine the rights and preferences of each series, to the extent permitted by the Restated Certificate of Incorporation. As of September 30, 2001, 300,000 shares of Series D Preferred Stock were reserved for issuance. Please refer to the applicable prospectus supplement and the Certificate of Designation with respect to any series of Series Preferred Stock for the terms of any series, including the specific title and stated value, dividend, liquidation, redemption, voting and other rights.

 The applicable prospectus supplement will describe the terms of any series of Series Preferred Stock, which may include the following:

 (i)    the title and stated value of such Series Preferred Stock;

 (ii)   the number of shares of such Series Preferred Stock offered, the liquidation preference per share and the initial offering price of such Series Preferred Stock;

 (iii)  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Series Preferred Stock;

 (iv)  the date from which dividends on such Series Preferred Stock shall accumulate, if applicable;

 (v)   the procedures for any auction and remarketing, if any, for such Series Preferred Stock;

 (vi)  the provisions for a sinking fund, if any, for such Series Preferred Stock;

 (vii) the provisions for redemption, if applicable, of such Series Preferred Stock;

 (viii)   any listing of such Series Preferred Stock on any securities exchange;

 (ix)  the terms and conditions, if applicable, upon which such Series Preferred Stock will be convertible into our Common Stock, including the conversion price (or manner of calculation thereof);

 (x)   a discussion of Federal income tax considerations applicable to such Series Preferred Stock;

 (xi)  the relative ranking and preferences of such Series Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

 (xii) any limitations on issuance of any series of Series Preferred Stock ranking senior to or on a parity with such series of Series Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

 (xiii)   any other specific terms, preferences, rights (including, without limitation, voting rights), limitations or restrictions of such Series Preferred Stock.

 Liquidation Preference.    Unless otherwise specified in the applicable prospectus supplement, upon any liquidation, dissolution or winding up of IMC whether voluntary or involuntary, the holders of any series of Series Preferred Stock in respect of which this prospectus is being delivered will have preference and priority over the Common Stock and any other class of stock or series of a class of stock of IMC ranking on liquidation junior to such series of Series Preferred Stock, for payment out of the assets of IMC or proceeds thereof, whether from capital or surplus, in the amount set forth in the applicable prospectus supplement. After such payment, the holders of such series of Series Preferred Stock will be entitled to no other payments. If, in the case of any such liquidation, dissolution or winding up of IMC, the assets of IMC or proceeds thereof shall be insufficient to make the full liquidation payment in respect of such series of Series Preferred Stock and liquidating payments on any other series of Series Preferred Stock ranking as to liquidation on a parity with such series, then those assets and proceeds will be distributed among the holders of such series of Series Preferred Stock and any such other series of Series Preferred Stock ratably in accordance with the respective amounts which would be payable on such shares of such series of Series Preferred Stock and such other series of Series Preferred Stock if all amounts thereon were paid in full. A sale of all or substantially all of IMC's assets or a consolidation or merger of IMC with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of IMC.

Common Stock

 The holders of outstanding shares of our Common Stock are entitled to receive dividends, subject to the prior rights of any outstanding Series Preferred Stock, out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of our Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of IMC. Each outstanding share of our Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Upon any liquidation, dissolution or winding up of IMC, whether voluntary or involuntary, remaining net assets, if any, of IMC shall be distributed pro rata to the holders of the Common Stock.

Certain Provisions of the Restated Certificate of Incorporation and By-Laws

 The Restated Certificate of Incorporation and By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of IMC unless such takeover or change of control is approved by our Board of Directors. Such provisions may also render the removal of the current Board of Directors and of management more difficult. The Restated Certificate of Incorporation provides that before we may purchase outstanding shares of our Common Stock from a beneficial owner of 3% or more of the outstanding shares of Common Stock at a price known by us to exceed the market price of the Common Stock, a majority of our stockholders must approve such purchase unless the purchase is made by us on the same terms and as a result of an offer to purchase any and all of our outstanding Common Stock.

 Under the Restated Certificate of Incorporation, our Board of Directors is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of our stock entitled to vote generally in the election of directors (the Voting Stock), voting together as a single class. Vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders, except in the case of newly created directorships, if the remaining directors fail to fill any such vacancy, the stockholders may do so at the next annual or special meeting called for that purpose.

 The By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of our stockholders. In general, notice must be received by us not less than 75 days nor more than 100 days prior to the annual meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal.

 The Restated Certificate of Incorporation also provides that in the case of certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations involving affiliated holders of stock representing 20% or more of the voting power of the then outstanding shares of Voting Stock, such transactions must be approved by 80% of the combined voting power of the then outstanding Voting Stock, unless such transactions are approved by a majority of our Disinterested Directors (as defined in the Restated Certificate of Incorporation) unless certain minimum price, form of consideration and procedural requirements are satisfied. The Restated Certificate of Incorporation provides that the affirmative vote of the holders of 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal such provisions.

 The requirement of a supermajority vote to approve certain corporate transactions and certain amendments to our Restated Certificate of Incorporation could enable a minority of our stockholders to exercise veto powers over such transactions and amendments.

 Special meetings of stockholders may be called only by our Chairman of the Board, our President or a majority of the Board of Directors. The Restated Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent.

Rights Plan

 On May 27, 1999, our Board of Directors declared a dividend of one preferred share purchase right (a Right) for each outstanding share of Common Stock. The dividend was payable on June 21, 1999 (the Record Date) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from us, under certain circumstances, one one-thousandth of a share (Unit) of our Series D Junior Participating Preferred Stock, par value $1.00 per share (the Series D Preferred Shares), at a price of $90 per Unit (the Purchase Price), subject to adjustment. The description and terms of the Rights are set forth in a "Rights Agreement" dated as of May 27, 1999 between us and First Chicago Trust Company of New York, as Rights Agent.

 Initially, the Rights were attached to all Common Stock certificates representing shares of Common Stock then outstanding, and no separate Rights certificates were distributed. The Rights separate from the Common Stock and the Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the Stock Acquisition Date) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of a tender offer or exchange offer which, if consummated, would result in a person or group beneficially owning 15% or more of the then outstanding shares of Common Stock.

 Until the Distribution Date, (i) the Rights are evidenced by the Common Stock certificates and are transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after June 21, 1999, contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificate for Common Stock outstanding also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

 Pursuant to the Rights Agreement, we reserve the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

 The Rights are not exercisable until the Distribution Date and will expire at the Close of Business on June 21, 2009, unless earlier redeemed by the Company as described below.

 As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the Close of Business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights. Except as otherwise provided in the Rights Agreement, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

 In the event that, at any time following the Distribution Date, a person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock having a value equal to two times the exercise price of the Right. If an insufficient number of shares of Common Stock is authorized for issuance, then the Board would be required to substitute cash, property or other securities of ours for the Common Stock. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth in this paragraph until such time as the Rights are no longer redeemable by the Company as set forth below.

 For example, at an exercise price of $90 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $180 worth of Common Stock (or other consideration, as noted above) for $90. Assuming that the Common Stock had a per share value of $45 at such time, the holder of each valid Right would be entitled to purchase 4 shares of Common Stock for $90.

 In the event that, at any time following the Stock Acquisition Date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, (ii) we are acquired in a merger or other business combination transaction in which we are the surviving corporation and all or part of the Common Stock is converted into securities of another entity, cash or other property, or (iii) 50% or more of our assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and the second preceding paragraph are referred to as "Triggering Events."

 The purchase price payable and the number of Units of Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends) or of subscription rights or warrants (other than those referred to above).

 With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

 At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

 In general, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right (subject to adjustment and payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) at any time until ten days following the Stock Acquisition Date. Immediately upon the action of the Board of Directors authorizing any redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

 Until a Right is exercised, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not result in the recognition of taxable income by stockholders or us, stockholders may, depending upon the circumstances, recognize taxable income after a Triggering Event.

 The terms of the Rights may be amended by our Board of Directors without the consent of the holders of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

 A copy of the Rights Agreement is available free of charge from us. This description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

Description of stock warrants

 We may issue, together with other securities or separately, stock warrants for the purchase of common stock (Stock Warrants). The Stock Warrants are to be issued under stock warrant agreements (each a Stock Warrant Agreement) to be entered into between us and a bank or trust company, as stock warrant agent (the Stock Warrant Agent), all as set forth in the applicable prospectus supplement. The Stock Warrant Agent will act solely as our agent in connection with the Stock Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Stock Warrants. Copies of the forms of Stock Warrant Agreements and the forms of warrant certificates (the Stock Warrant Certificates) will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated be reference in the registration statement of which this prospectus is a part. The following description of certain provisions of the forms of Stock Warrant Agreements and Stock Warrant Certificates does not purport to be complete and is subject to, and are qualified in their entirety by reference to, all the provisions of the Stock Warrant Agreements and the Stock Warrant Certificates to be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part.

General

 If we offer warrants for the purchase of Common Stock, the applicable prospectus supplement will describe their terms, which may include the following:

 (i)    the offering price of such Stock Warrants, if any;

 (ii)   the procedures and conditions relating to the exercise of such Stock Warrants;

 (iii)  the number of shares of Common Stock purchasable upon exercise of each stock warrant and the initial price at which such shares may be purchased upon exercise;

 (iv)  the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire (the Expiration Date);

 (v)   a discussion of Federal income tax considerations applicable to the exercise of Stock Warrants;

 (vi)  call provisions of such Stock Warrants, if any; and

 (vii) any other terms of the Stock Warrants.

 The shares of Common Stock issuable upon the exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

 Prior to the exercise of their Stock Warrants, holders of Stock Warrants will not have any of the rights of holders of the Common Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Common Stock purchasable upon such exercise.

Exercise of Warrants

 Each stock warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, Stock Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable prospectus supplement. After the close of business on the Expiration Date, unexercised Stock Warrants will become void.

 Stock Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Stock Warrant Agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Stock Warrants represented by such Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of Stock Warrants.

Anti-Dilution Provisions

 Unless otherwise specified in the applicable prospectus supplement, the exercise price payable and the number of shares purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

 (i)    the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock;

 (ii)   the issuance of rights, warrants or options to all holders of Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the current market price per share of the Common Stock; or

 (iii)  any distribution by us to the holders of our Common Stock of evidences of our indebtedness or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (1) above).

 No fractional shares will be issued upon exercise of Stock Warrants, but we will pay the cash value of any fractional shares otherwise issuable.

Description of currency warrants

 We may issue, together with debt securities or Debt Warrants or separately, currency warrants which either: (i) entitle the holders thereof to receive from us the Cash Settlement Value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars (each, a Currency Put Warrant) or (ii) entitle the holders thereof to receive from us the Cash Settlement Value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars (each, a Currency Call Warrant). The spot exchange rate of the applicable Base Currency, upon exercise, as compared to the U.S. dollar, will determine whether the currency warrants have a Cash Settlement Value on any given day prior to their expiration.

 The currency warrants are to be issued under currency warrant agreement (each a Currency Warrant Agreement) to be entered into between us and a bank or trust company, as agent (the Currency Warrant Agent), all as set forth in the applicable prospectus supplement. The Currency Warrant Agent will act solely as our agent in connection with the currency warrants of such series and will not assume any obligations or relationship of agency or trust for or with any warrant holders. Copies of the forms of Currency Warrant Agreements and the forms of global warrant certificates representing the Currency Put Warrants and the Currency Call Warrants (the Currency Warrant Certificates), reflecting the provisions to be included in the Currency Warrant Agreement that will be entered into with respect to particular offerings of Currency Warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part are filed as exhibits in the applicable registration statement of which this prospectus is a part. The following description of certain provisions of the forms of Currency Warrant Agreements and the Currency Warrant Certificates does not purport to be complete and is subject to all the provisions of the Currency Warrant Agreements and the Currency Warrant Certificates, respectively, to be filed in an amendment to the registration statement of which this prospectus is a part or to be filed on a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part, including the definitions therein of certain capitalized terms not defined herein.

General

 If we offer currency warrants, the applicable prospectus supplement will describe their terms, which may include the following:

 (i)    whether such currency warrants will be Currency Put Warrants, Currency Call Warrants, or both;

 (ii)   the formula for determining the Cash Settlement Value, if any, of each currency warrant;

 (iii)  the procedures and conditions relating to the exercise of such currency warrants;

 (iv)  the circumstances which will cause the currency warrants to be deemed to be automatically exercised;

 (v)   any minimum number of currency warrants which must be exercised at any one time, other than upon automatic exercise; and

 (vi)  the date on which the right to exercise such currency warrants will commence and the date on which such right will expire (the Expiration Date).

Book-Entry Procedures and Settlement

 Except as may otherwise be provided in the applicable prospectus supplement, the currency warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing currency warrants. A holder's ownership of a currency warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of currency warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any currency warrant will be effected only through the selling holder's brokerage firm.

Exercise of Currency Warrants

 Each currency warrant will entitle the holder to receive the Cash Settlement Value of such currency warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable prospectus supplement. If not exercised prior to 3:00 P.M., New York City time, on the third New York Business Day preceding the Expiration Date, currency warrants will be deemed automatically exercised on the Expiration Date.

Plan of distribution

 We may sell the securities offered under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of such offered securities, including the name or names of any underwriters, dealers or agents, the purchase price of such offered securities and the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any bidding or auction process. Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

 If underwriters are used in an offering, the offered securities will be acquired by the underwriters for their own account. The offered securities may be sold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The specific managing underwriter or underwriters, if any, will be set forth in the applicable prospectus supplement together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such offered securities if any are purchased.

 Offered securities may be sold directly by us or through agents designated by us from time to time. The prospectus supplement will set forth the name of any agent involved in the offer or sale of the offered securities in respect of which the prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

 Any underwriters, dealers, or agents participating in the distribution of the offered securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

 Agents, dealers or underwriters may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

 The offered securities, other than the Common Stock, will be a new issue or issues of securities with no established trading market. Any Common Stock offered by this prospectus will be listed. Unless otherwise indicated in a prospectus supplement, we do not currently intend to list any offered debt securities or warrants on any securities exchange. No assurance can be given that the underwriters, dealers or agents, if any, involved in the sale of the offered securities will make a market in such offered securities. Whether or not any of the offered securities are listed on a national securities exchange or the underwriters, dealers or agents, if any, involved in the sale of the offered securities make a market in such offered securities, no assurance can be given as to the liquidity of the trading market for such offered securities.

Delayed Delivery Arrangements

 If so indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us under contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include:

•  commercial and savings banks,

•  insurance companies,

•  pension funds,

•  investment companies, and

•  educational and charitable institutions and others,

but in all cases will be subject to our approval. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

Legal matters

 Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the securities offered hereby will be passed upon for us by Kirkland & Ellis (a partnership including professional corporations).

Experts

 The consolidated financial statements of IMC Global incorporated by reference in IMC Global's Annual Report (Form 10-K) for the year ended December 31, 2000 and the consolidated financial statements of IMC Global included in its Current Report on Form 8-K filed on October 11, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included (or incorporated by reference) therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in auditing and accounting.

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Table of contents
Prospectus
Summary
Recent developments
The offering
Summary consolidated financial information
Risk factors
Disclosure regarding forward-looking statements
Use of proceeds
Ratios of earnings to fixed charges and preferred stock dividends
Price range of common stock and dividends
Capitalization
Selected consolidated financial information
Description of the MEDS
Certain U.S. federal income tax considerations
Underwriting
Legal matters
Experts
Where you can find more information
About this prospectus
Where you can find more information
IMC Global Inc.
Use of proceeds
Ratio of earnings to fixed charges
Description of debt securities
Description of debt warrants
Description of series preferred and common stock
Description of stock warrants
Description of currency warrants
Plan of distribution
Legal matters
Experts